As filed with the Securities and Exchange Commission on October 24, 2011
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MAGNUM HUNTER RESOURCES CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	86-0879278
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

777 Post Oak Boulevard, Suite 650
Houston, Texas 77056
(832) 369-6986
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Gary C. Evans
777 Post Oak Boulevard, Suite 650
Houston, Texas 77056
(832) 369-6986
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Paul M. Johnston
777 Post Oak Boulevard, Suite 650
Houston, Texas 77056
(832) 369-6986

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐		Accelerated filer ☑
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price per	Aggregate Offering	Registration
Securities to be Registered	Registered(1)	Share(2)	Price(2)	Fee(2)
Common Stock, par value $0.01	13,253,445 shares	$10.50	$139,161,173	$15,948

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2)	The registration fee for the shares of common stock underlying the warrants was calculated based on the exercise price (subject to adjustment) of the warrants of $10.50 per share pursuant to Rule 457(g) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted

SUBJECT TO COMPLETION, DATED OCTOBER 24, 2011

PROSPECTUS

Magnum Hunter Resources Corporation

13,253,445 Shares

Common Stock

This prospectus relates to up to 13,253,445 shares of the common stock of Magnum Hunter Resources Corporation, which may be issued upon the exercise of warrants issued on October 14, 2011 as a dividend to holders of our common stock and to holders of exchangeable shares (“Exchangeable Shares”) of our indirect wholly-owned subsidiary, MHR Exchangeco Corporation (“Exchangeco”) as of the close of business on August 31, 2011, which we refer to as the Warrants. Each shareholder of our common stock and of the Exchangeable Shares received one Warrant for every ten shares of our common stock or Exchangeable Shares, respectively, owned as of the record date (with the number of Warrants rounded down to the nearest whole number). This prospectus relates to the shares of our common stock, par value $0.01 per share, to be issued upon exercise of the Warrants from time to time.

You should carefully read this prospectus and any prospectus supplement before you invest. You also should read the documents we have referred you to in the “Where You Can Find More Information” and the “Incorporation of Certain Documents by Reference” sections of this prospectus for information on us and our financial statements.

Our common stock is listed on the New York Stock Exchange under the symbol “MHR.” On October 20, 2011, the last reported sale price of our common stock on the New York Stock Exchange was $4.24 per share.

The Warrants may generally be exercised at any time in accordance with their terms until October 14, 2013, subject to redemption at our option at $0.001 per warrant upon not less than 30 days’ notice to the holders. Each Warrant entitles the holder to purchase from us one share of our common stock at an initial exercise price of $10.50 per share. The Warrants have been issued by us pursuant to a Warrants Agreement between us and American Stock Transfer & Trust Company, the Warrants Agent.

Investing in our common stock involves various risks. In our filings with the Securities and Exchange Commission, which are incorporated by reference in this prospectus, we identify and discuss risk factors that you should consider before investing in our common stock. See the section entitled “Risk Factors” beginning on page 5 of this prospectus as well as the risk factors set forth in the documents incorporated by reference herein and in any applicable prospectus supplement before you make an investment in our common stock. In addition, see the sections entitled “Certain Material United States Federal Income Tax Consequences” and “Certain Material Canadian Federal Income Tax Consequences” beginning on pages 27 and 33, respectively, of this prospectus for a summary of certain material United States and Canadian federal income tax consequences of the receipt, exercise, expiration and disposition of the warrants issued in this distribution and the disposition of shares of our common stock received upon exercise of the warrants in such distribution.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We may receive proceeds from the exercise of the Warrants. See “Use of Proceeds” in this prospectus for more information.

This prospectus is dated October 24, 2011.

This prospectus and any accompanying prospectus supplement, including the exhibits and the documents incorporated therein by reference, can be accessed on the SEC’s website or at the SEC’s offices as described under the heading “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference into this prospectus and any prospectus supplement. We have not authorized any dealer, salesman or other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither this prospectus nor any prospectus supplement shall constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and is not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of the prospectus or prospectus supplement, or that the information contained in any document incorporated by reference into this prospectus or any prospectus supplement is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using a “shelf” registration process. This prospectus describes the specific terms of the Warrants and our shares of common stock issuable upon exercise of the Warrants. This prospectus may be supplemented from time to time to add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Our SEC registration statement containing this prospectus, including exhibits, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s website or at the SEC’s offices. The SEC’s website and street address are provided under the heading “Where You Can Find More Information.”

When acquiring our common stock, you should rely only on the information contained, or incorporated by reference, in this prospectus, contained, or incorporated by reference, in any prospectus supplement, or contained, or incorporated by reference, in any free writing prospectus we have authorized to be distributed to you. We have not authorized anyone to provide you with different or inconsistent information. You should not rely on any unauthorized information or representation. We are not offering the common stock issuable upon exercise of the Warrants in any state where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, any free writing prospectus authorized to be distributed by us or any document incorporated by reference into the foregoing is truthful or complete as of any date other than the date indicated on the cover page of these documents, regardless of the time of delivery of this prospectus, any prospectus supplement, any free writing prospectus or any sale of a security. Our business, assets, financial condition, results of operations and prospects may have changed since such dates.

This prospectus contains and incorporates by reference forward-looking statements. Any prospectus supplement or “free writing prospectus” we authorize may also contain forward-looking statements. Such forward-looking statements should be considered together with the cautionary statements and important factors included or referred to in this prospectus, any prospectus supplement and the documents incorporated herein by reference into the foregoing. See “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus for more information. You should also carefully consider the various risk factors included in this prospectus or in any prospectus supplement or incorporated by reference into the foregoing from our SEC filings, which risk factors may cause our actual results to differ materially from those indicated. You should not place undue reliance on our forward-looking statements.

Information contained on or accessible through our website, www.magnumhunterresources.com, does not constitute part of this prospectus.

In this prospectus, unless the context requires otherwise, references to the terms “Magnum Hunter,” “the Company,” “we,” “us,” “our” or similar references, refer to Magnum Hunter Resources Corporation and its wholly-owned subsidiaries on a consolidated basis, unless we state or the context requires otherwise.

SUMMARY

The Company

This summary highlights some information contained or incorporated by reference in this prospectus. It may not contain all of the information that is important to you. Important information is incorporated by reference in this prospectus. To understand this offering fully and before making an investment decision, you should read carefully the entire prospectus, including the information contained under the heading “Risk Factors,” and the other information incorporated by reference in this prospectus.

Our Business

We are an independent oil and gas company engaged in the acquisition, development and production of oil and natural gas, primarily in West Virginia, Kentucky, North Dakota, Texas and Saskatchewan. We are presently active in three of the most prolific shale resource plays in the United States, namely the Marcellus Shale, Eagle Ford Shale and Williston Basin/Bakken Shale. We are a Delaware corporation and were incorporated in 1997. In 2005, we began oil and gas operations under the name Petro Resources Corporation. In May 2009, we restructured our management team and refocused our business strategy, and in July 2009 we changed our name to Magnum Hunter Resources Corporation. The restructured management team includes Gary C. Evans as Chairman and Chief Executive Officer. Mr. Evans is the former founder, chairman and chief executive officer of Magnum Hunter Resources, Inc., a company of similar name that was sold to Cimarex Energy Corporation for $2.2 billion in June 2005.

Our new management implemented a business strategy consisting of exploiting our inventory of lower risk drilling locations and the acquisition of undeveloped leases and long-lived proved reserves with significant exploitation and development opportunities primarily located in unconventional resource plays. As a result of this strategy, we have substantially increased our assets and production base through a combination of acquisitions and ongoing development drilling efforts, our percentage of operated properties has increased significantly, our inventory of acreage and drilling locations in resource plays has grown and our management team has been expanded to accommodate this growth. Recently, management has focused on further developing and exploiting unconventional resource plays, the acquisition of additional operated properties, and the development of associated midstream opportunities directly related to certain of the regions in which we operate.

Our principal executive offices are located at 777 Post Oak Boulevard, Suite 650, Houston, Texas 77056, and our telephone number is (832) 369-6986. Our website is www.magnumhunterresources.com. Additional information that may be obtained through our website does not constitute part of this prospectus. Copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K are located at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the SEC’s Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains reports, proxy and information statements, and other information regarding our filings at www.sec.gov. In addition, you may read our SEC filings at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005.

Recent Developments

Declaration of Warrant Dividend on Common Stock

On August 16, 2011, we announced that our board of directors declared a dividend in the form of warrants to purchase shares of our common stock at $10.50 per share payable on October 14, 2011 to shareholders of record as of the close of business on August 31, 2011, which we refer to as the Warrants. Each shareholder of our common stock and the Exchangeable Shares is entitled to receive one Warrant for every ten shares of common stock or Exchangeable Shares, respectively, owned as of the record date (with the number of warrants rounded down to the nearest whole number). The Warrants will generally be exercisable for two years from the date of issuance subject to redemption at our option at $0.001 per Warrant upon not less than 30 days’ notice to the holders. We have filed a registration statement with the Securities and Exchange Commission, of which this prospectus forms a part, to cover the shares underlying the Warrants.

For more information on how to obtain these documents, please see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Closing of $150 Million Credit Facility for Eureka Hunter Pipeline, LLC

On August 17, 2011, our wholly-owned subsidiary, Eureka Hunter Pipeline, LLC, entered into a new credit facility totaling up to $150 million. The credit facility is comprised of two tranches: (i) a revolving credit facility in the aggregate principal amount of up to $100 million secured by a first lien on the assets of Eureka Hunter Pipeline, LLC with an initial committed amount of $25 million; and (ii) a $50 million term loan secured by a second lien on such assets, which we refer to as the Eureka Hunter Credit Facility. The borrowings under the Eureka Hunter Credit Facility are non-recourse to Magnum Hunter Resources Corporation.

For more information on how to obtain these documents, please see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Expansion of Senior Credit Facilities

On September 28, 2011, we entered into a Second Lien Term Loan Credit Agreement that provides for a term loan credit facility in the amount of $100 million maturing on October 16, 2016, which we refer to as the term loan facility. We also entered into a Third Amendment to our Second Amended and Restated Credit Agreement that provides for an asset-based, senior secured revolving credit facility maturing on April 13, 2016, which we refer to individually as our revolving credit facility and collectively with the term loan facility as our senior credit facilities. The Third Amendment, among other things, allowed for the entry into the term loan facility and resized our borrowing base under our previously existing revolving credit facility to $167.5 million from $187.5 million. The expansion of our senior credit facilities increased our borrowing capacity to $267.5 million as of September 28, 2011.

For more information on how to obtain these documents, please see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

The Offering

Common stock to be issued (assuming full exercise of all the Warrants)	13,253,445 shares of our common stock
Net proceeds (assuming full exercise of all the Warrants)	$139,161,173 (initial exercise price of $10.50 per share)
NYSE listing of our common stock	“MHR”
Exercisability	Each Warrant is exercisable for one share of our common stock, subject to adjustment.
Exercise price	$10.50 per share, subject to adjustment. The Warrants require the payment of cash consideration.
Exercise period	The Warrants are generally exercisable until October 14, 2013, subject to the terms and conditions set forth in the Warrants Agreement. In particular, the Warrants will be exercisable only if a registration statement relating to the shares of our common stock issuable upon exercise is effective.

RISK FACTORS

An investment in our securities involves many risks. You should carefully consider the following risk factors and all of the other information contained in or incorporated by reference into this prospectus and the risk factors and other information contained in or incorporated by reference into any accompanying prospectus supplement before making an investment decision. Additional risks related to us and our securities may be in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. In evaluating our company, the factors described below should be considered carefully. The occurrence of one or more of these events could significantly and adversely affect our business, prospects, financial condition, results of operations and cash flows. For more information please refer to the sections titled “Special Note Regarding Forward-Looking Statements,” “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.”

Risks Relating to Our Common Stock

The price of our common stock may fluctuate significantly, which may make it difficult for holders to resell the shares issuable upon the exercise of the Warrants when desired or at attractive prices.

The market price of our common stock has fluctuated widely. From January 1, 2010 through October 21, 2011, our stock price fluctuated between a high of $8.66 per share and a low of $2.33 per share. Consequently, the current market price of our common stock may not be indicative of future market prices, and we may be unable to sustain or increase the value of an investment in our common stock. Factors affecting our stock price may include:

•	changes in oil and natural gas prices;

•	variations in quarterly drilling, recompletions, acquisitions and operating results;

•	changes in earnings estimates by analysts or our failure to meet analysts’ expectations;

•	additions or departures of key personnel;

•	the level of our overall indebtedness;

•	changes in the regulatory environment affecting our business;

•	future issuances of our common stock and related dilution to existing stockholders;

•	general economic and financial market conditions; and

•	other risks and uncertainties described in this “Risk Factors” section of this prospectus.

The stock market has recently experienced significant price and volume fluctuations. In addition, the commodity prices of oil and gas have recently experienced significant price fluctuations. These fluctuations have particularly affected the market prices of the securities of oil and gas exploration companies like ours. These market fluctuations could adversely affect the market price of our common stock.

Future issuances of our common stock or preferred stock may adversely affect our stock price.

Sales of a substantial number of shares of our common stock, or the perception by the market that those sales could occur, could cause the market price of our common stock to decline or could make it more difficult for us to raise funds through the sale of equity in the future. Likewise, additional equity financings or other share issuances by us could adversely affect the market price of our common stock. We have an effective shelf registration statement under which we can offer and sell any combination of our debt securities, common stock, preferred stock, depositary shares, warrants and guarantees of debt securities in one or more offerings from time to time in an amount not to exceed $250,000,000. We have also filed a shelf registration statement with the SEC that we anticipate will be declared effective during the fourth quarter of 2011 under which we would be able to offer and sell any combination of our debt securities, common stock, preferred stock, depositary shares, warrants and guarantees of debt securities in one or more offerings from time to time in an amount not to exceed $400,000,000. At the time of effectiveness of the new shelf registration statement any unused amount under our existing shelf registration statement will be carried over to the new shelf registration statement and will be included as part of the $400,000,000 that will be registered under the new shelf registration statement. The existing registration statement will automatically be terminated upon the effectiveness of the new shelf registration statement.

We cannot be sure that we will not need to raise additional capital in the future, as a result of continuing or worsening economic conditions or otherwise. If we do need to raise additional capital, there can be no assurance that we will be able to do so on favorable terms or at all. In addition, any such financing could be significantly dilutive to our existing stockholders and result in the issuance of securities that have rights, preferences and privileges that are senior to those of our common stock.

A substantial number of shares of our common stock are reserved for issuance under our stock incentive plan. The issuance and sale of substantial amounts of our common stock, or the perception that such issuances and sales may occur, could adversely affect the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

Because we have no plans to pay cash dividends on our common stock, our common stockholders must look solely to appreciation of our common stock to realize a gain on their investments.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business. Our future dividend policy is within the discretion of our board of directors and is subject to any preferential dividend rights or other preferences granted to the holders of any our outstanding preferred stock. In addition, our senior credit facilities limit the payment of cash dividends without the prior written consent of the lenders. The certificates of designations governing the terms of our Series C Preferred Stock and Series D Preferred Stock generally prohibit the payment of dividends on our common stock unless all accumulated accrued and unpaid dividends are contemporaneously declared and paid in cash or set apart for payment for all past dividend periods in which dividends were not paid in full for the shares of Series C Preferred Stock and Series D Preferred Stock. Accordingly, stockholders must look solely to appreciation of our common stock to realize a gain on their investment, which may not occur.

We have already issued a substantial amount of shares of preferred stock and are able to issue additional shares of preferred stock in the future that have greater rights than our common stock.

Our certificate of incorporation, as amended, authorizes our board of directors to issue one or more series of preferred stock and set the terms of the preferred stock without seeking any further approval from our common stockholders. Any preferred stock that is issued may rank ahead of our common stock in terms of dividends, liquidation rights or voting rights. If we issue additional preferred stock, it may adversely affect the market price of our common stock.

As of October 18, 2011 we had issued and sold and aggregate of 4,000,000 shares of our Series C Preferred Stock and 1,421,237 shares of our Series D Preferred Stock. Under the certificate of designations of the Series C Preferred Stock and Series D Preferred Stock, if we liquidate, holders of our Series C Preferred Stock and Series D Preferred Stock are entitled to receive the repayment of their original investment, together with any accrued but unpaid dividends, before any payment is made to holders of our common stock.

Risks Related to Our Business

Future economic conditions in the U.S., Canada and global markets may have a material adverse impact on our business and financial condition that we currently cannot predict.

The U.S., Canadian and other world economies are slowly recovering from the economic recession that began in 2008. While economic growth has resumed, it remains modest and the timing of an economic recovery is uncertain. There are likely to be significant long-term effects resulting from the recession and credit market crisis, including a future global economic growth rate that is slower than what was experienced in recent years. Unemployment rates remain very high and businesses and consumer confidence levels have not yet fully recovered to pre-recession levels. In addition, more volatility may occur before a sustainable, yet lower, growth rate is achieved. Global economic growth drives demand for energy from all sources, including for oil and natural gas. A lower future economic growth rate will result in decreased demand for our crude oil and natural gas production as well as lower commodity prices, which will reduce our cash flows from operations and our profitability.

Volatility in oil and natural gas prices may adversely affect our business, financial condition or results of operations and our ability to meet our capital expenditure obligations and financial commitments.

The prices we receive for our oil and natural gas production heavily influence our revenue, profitability, access to capital and future rate of growth. Oil and natural gas are commodities, and therefore their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been extremely volatile. These markets will likely continue to be volatile in the future. The prices we receive for our production, and the levels of our daily production, depend on numerous factors beyond our control. These factors include, but are not limited to, the following:

•	the current uncertainty in the global economy;

•	changes in global supply and demand for oil and natural gas;

•	the condition of the U.S., Canadian and global economy;

•	the actions of certain foreign countries;

•	the price and quantity of imports of foreign oil and natural gas;

•	political conditions, including embargoes, war or civil unrest in or affecting other oil producing activities of certain countries;

•	the level of global oil and natural gas exploration and production activity;

•	the level of global oil and natural gas inventories;

•	production or pricing decisions made by the Organization of Petroleum Exporting Countries, or OPEC;

•	weather conditions;

•	technological advances affecting energy consumption; and

•	the price and availability of alternative fuels.

Lower oil and natural gas prices may not only decrease our revenues on a per unit basis, but also may reduce the amount of oil and natural gas that we can produce economically in the future. The higher operating costs associated with many of our oil fields will make our profitability more sensitive to oil price declines. A sustained decline in oil or natural gas prices may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures.

We have a history of losses and cannot assure you that we will be profitable in the foreseeable future.

Since we entered the oil and gas business in April 2005, through December 31, 2010, we had incurred a cumulative net loss from operations of $41.1 million. We also recorded net losses in the first two quarters of 2011. If we fail to generate profits from our operations, we will not be able to sustain our business. We may never report profitable operations or generate sufficient revenue to maintain our company as a going concern.

We rely on liquidity from our senior credit facilities and equity and debt financings to fund our operations and capital budget, which liquidity may not be available on acceptable terms or at all in the future.

We depend upon borrowings under our senior credit facilities and the Eureka Hunter Credit Facility and the availability of equity and debt financing to fund our operations and planned capital expenditures. Borrowings under our senior credit facilities and the Eureka Hunter Credit Facility and the availability of equity and debt financing are affected by prevailing economic conditions in our industry and financial, business and other factors, some of which are beyond our control. We cannot predict whether additional liquidity from equity or debt financings beyond our senior credit facilities or the Eureka Hunter Credit Facility will be available or acceptable on our terms, or at all, in the foreseeable future.

We do not have a significant operating history and, as a result, there is a limited amount of information about us on which to make an investment decision.

We have acquired a number of properties since June 2009, and consequently, a large amount of our focus has been on assimilating the properties, operations and personnel we have acquired into our organization. Accordingly, there is little operating history upon which to judge our business strategy, our management team or our current operations.

The recent financial crisis may have lasting effects on our liquidity, business and financial condition that we cannot predict.

Liquidity is essential to our business. Our liquidity could be substantially negatively affected by an inability to obtain capital in the long-term or short-term debt or equity capital markets or an inability to access bank financing. A prolonged credit crisis and related turmoil in the global financial system would likely materially affect our liquidity, business and financial condition. The economic situation could also adversely affect the collectibility of our trade receivables or performance by our suppliers and cause our commodity hedging arrangements to be ineffective if our counterparties are unable to perform their obligations or seek bankruptcy protection.

Failure to successfully integrate our recently acquired businesses could negatively impact our stock price and our future business and financial results.

The acquisition of NGAS Resources, Inc. and NuLoch Resources Inc. are our largest acquisitions to date and as such may consume a significant amount of our management resources. Further, the acquisition of NuLoch Resources Inc. represents an expansion of our operations into a new geographic core area, with operating conditions and a regulatory environment that may not be as familiar to us as our existing core operating areas.

The success of our recent acquisitions will depend, in part, on our ability to realize the anticipated benefits from integrating the acquired businesses with our existing businesses. The integration process may be complex, costly and time-consuming. To realize these anticipated benefits, we must successfully combine the businesses of the acquired entities in an efficient and effective manner. If we are not able to achieve these objectives within the anticipated time frame, or at all, the anticipated benefits and cost savings of the acquisitions may not be realized fully, or at all, or may take longer to realize than expected.

Our operations require significant amounts of capital and additional financing may be necessary in order for us to continue our exploration and midstream activities, including meeting certain drilling obligations under our existing lease obligations and expanding our pipeline and gas processing facilities.

Our cash flow from our reserves, if any, may not be sufficient to fund our ongoing activities at all times. From time to time, we may require additional financing in order to carry out our oil and gas acquisitions, exploration and development activities. Failure to obtain such financing on a timely basis could cause us to forfeit our interest in certain properties as a result of not fulfilling our existing drilling commitments. Certain of our undeveloped leasehold acreage is subject to leases that will expire unless production is established or we meet certain capital expenditure and drilling requirements. If our revenues from our reserves decrease as a result of lower oil and natural gas prices or otherwise, it will affect our ability to expend the necessary capital to replace our reserves or to maintain our current production. In addition, capital constraints could limit our ability to build and expand our intrastate pipeline system and our ability to complete the construction of our gas processing facilities. If our cash flow from operations is not sufficient to satisfy our capital expenditure requirements, there can be no assurance that additional debt or equity financing will be available to meet these requirements or available to us on favorable terms.

If our access to oil and gas markets is restricted, it could negatively impact our production, our income and ultimately our ability to retain our leases. Our ability to sell natural gas and/or receive market prices for our natural gas may be adversely affected by pipeline and gathering system capacity constraints.

Market conditions or the restriction in the availability of satisfactory oil and natural gas transportation arrangements may hinder our access to oil and natural gas markets or delay our production. The availability of a ready market for our oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines and terminal facilities. Our ability to market our production depends in substantial part on the availability and capacity of gathering systems, pipelines and processing facilities owned and operated by third parties. Our failure to obtain such services on acceptable terms could materially harm our business. Our productive properties may be located in areas with limited or no access to pipelines, thereby necessitating delivery by other means, such as trucking, or requiring compression facilities. Such restrictions on our ability to sell our oil or natural gas may have several adverse effects, including higher transportation costs, fewer potential purchasers (thereby potentially resulting in a lower selling price) or, in the event we were unable to market and sustain production from a particular lease for an extended time, possibly causing us to lose a lease due to lack of production.

If drilling in the Marcellus Shale, Eagle Ford Shale and Bakken Shale areas proves to be successful, the amount of oil and natural gas being produced by us and others could exceed the capacity of the various gathering and intrastate or interstate transportation pipelines currently available in these areas. If this occurs, it will be necessary for new pipelines and gathering systems to be built. Because of the current economic climate, certain pipeline projects that are planned for the Marcellus Shale, Eagle Ford Shale and Bakken Shale areas may not occur for lack of financing. In addition, capital constraints could limit our ability to build intrastate gathering systems, such as our Eureka Hunter pipeline, necessary to transport our gas to interstate pipelines. In such event, we might have to shut in our wells awaiting a pipeline connection or capacity and/or sell natural gas production at significantly lower prices than those quoted on NYMEX or than we currently project for these specific regions, which would adversely affect our results of operations.

A portion of our natural gas and oil production in any region may be interrupted, or shut in, from time to time for numerous reasons, including as a result of weather conditions, accidents, loss of pipeline or gathering system access, field labor issues or strikes, or we might voluntarily curtail production in response to market conditions. If a substantial amount of our production is interrupted at the same time, it could temporarily adversely affect our cash flow.

We depend on a relatively small number of purchasers for a substantial portion of our revenue. The inability of one or more of our purchasers to meet their obligations may adversely affect our financial results.

We derive a significant amount of our revenue from a relatively small number of purchasers. Our inability to continue to provide services to key customers, if not offset by additional sales to our other customers, could adversely affect our financial condition and results of operations. These companies may not provide the same level of our revenue in the future for a variety of reasons, including their lack of funding, a strategic shift on their part in moving to different geographic areas in which we do not operate or our failure to meet their performance criteria. The loss of all or a significant part of this revenue would adversely affect our financial condition and results of operations.

Shortages of equipment, services and qualified personnel could reduce our cash flow and adversely affect results of operations.

The demand for qualified and experienced field personnel to drill wells and conduct field operations, geologists, geophysicists, engineers and other professionals in the oil and natural gas industry can fluctuate significantly, often in correlation with oil and natural gas prices and activity levels in new regions, causing periodic shortages. During periods of high oil and gas prices, we have experienced shortages of equipment, including drilling rigs and completion equipment, as demand for rigs and equipment has increased along with higher commodity prices and increased activity levels. In addition, there is currently a shortage of hydraulic fracturing capacity in many of the areas in which we operate. Higher oil and natural gas prices generally stimulate increased demand and result in increased prices for drilling rigs, crews and associated supplies, oilfield equipment and services and personnel in our exploration, production and midstream operations. These types of shortages or price increases could significantly decrease our profit margin, cash flow and operating results and/or restrict or delay our ability to drill those wells and conduct those operations that we currently have planned and budgeted, causing us to miss our forecasts and projections.

We cannot control activities on properties that we do not operate and are unable to control their proper operation and profitability.

We do not operate all of the properties in which we own an ownership interest. As a result, we have limited ability to exercise influence over, and control the risks associated with, the operations of these non-operated properties. The failure of an operator of our wells to adequately perform operations, an operator’s breach of the applicable agreements or an operator’s failure to act in ways that are in our best interests could reduce our production, revenues and reserves. The success and timing of our drilling and development activities on properties operated by others therefore depend upon a number of factors outside of our control, including:

•	the nature and timing of the operator’s drilling and other activities;

•	the timing and amount of required capital expenditures;

•	the operator’s geological and engineering expertise and financial resources;

•	the approval of other participants in drilling wells; and

•	the operator’s selection of suitable technology.

Our development, exploration and midstream operations require substantial capital, and we may be unable to obtain needed capital or financing on satisfactory terms, which could lead to a loss of properties and a decline in our oil and natural gas reserves.

The oil and natural gas industry is capital intensive. We make and expect to continue to make substantial capital expenditures in our business and operations for the exploration for, and development, production, transportation, processing and acquisition of, oil and natural gas reserves. To date, we have financed capital expenditures primarily with proceeds from bank borrowings, cash generated by operations and proceeds from preferred and common stock equity offerings. We intend to finance our future capital expenditures with a combination of the sale of common and preferred equity, asset sales, cash flow from operations and current and new financing arrangements with our banks. Our cash flow from operations and access to capital is subject to a number of variables, including:

•	our proved reserves;

•	the amount of oil and natural gas we are able to produce from existing wells;

•	the prices at which oil and natural gas are sold; and

•	our ability to acquire, locate and produce new reserves.

If our revenues decrease as a result of lower oil and natural gas prices, operating difficulties, declines in reserves or for any other reason, we may have limited ability to obtain the capital necessary to sustain our operations at current levels. We may need to seek additional financing in the future. In addition, we may not be able to obtain debt or equity financing on terms favorable to us, or at all, depending on market conditions. The failure to obtain additional financing could result in a curtailment of our operations relating to exploration and development of our prospects, which in turn could lead to a possible loss of properties and a decline in our oil and natural gas reserves, or in our ability to expand, maintain and operate our pipeline and processing facilities. Also, our senior credit facilities contains covenants that restrict our ability to, among other things, incur indebtedness, grant liens, make certain payments, change the nature of our business, acquire or make expenditures for oil and gas properties outside of the U.S. and Canada, dispose of our assets or enter into mergers, consolidations or similar transactions, make investments, loans or advances, pay dividends on our outstanding stock, enter into transactions with affiliates, create new subsidiaries and enter into certain derivative transactions.

We may incur substantial losses and be subject to substantial liability claims as a result of our oil and natural gas operations, and we may not have enough insurance to cover all of the risks that we may ultimately face.

We maintain insurance coverage against some, but not all, potential losses to protect against the risks we foresee. We do not carry business interruption insurance. We may elect not to carry certain types or amounts of insurance if our management believes that the cost of available insurance is excessive relative to the risks presented. In addition, it is not possible to insure fully against pollution and environmental risks.

We are not insured against all risks. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect our business, financial condition, results of operations and cash flows. Our oil and natural gas exploration and production activities are subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of:

•	environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;

•	abnormally pressured formations;

•	mechanical difficulties, such as stuck oil field drilling and service tools and casing collapses;

•	fires and explosions;

•	personal injuries and death; and

•	natural disasters.

Any of these risks could adversely affect our ability to conduct operations or result in substantial losses to us. If a significant accident or other event occurs and is not fully covered by insurance, then that accident or other event could adversely affect our business, financial condition, results of operations and cash flows.

We are dependent upon partnering and consultant arrangements.

We had a total of approximately 307 full-time and 9 part-time employees as of October 7, 2011. Despite this number of employees, we expect that we will continue to require the services of independent consultants and contractors to perform various professional services, including reservoir engineering, land, legal, environmental and tax services. We will also pursue alliances with partners in the areas of geological and geophysical services and prospect generation, evaluation and prospect leasing. Our dependence on third party consultants and service providers creates a number of risks, including but not limited to:

•	the possibility that such third parties may not be available to us as and when needed; and

•	the risk that we may not be able to properly control the timing and quality of work conducted with respect to our projects.

If we experience significant delays in obtaining the services of such third parties or poor performance by such parties, our results of operations could be materially adversely affected.

Our business may suffer if we lose key personnel.

Our operations depend on the continuing efforts of our executive officers and senior management. Our business or prospects could be adversely affected if any of these persons does not continue in their management role with us and we are unable to attract and retain qualified replacements. Additionally, we do not carry key person insurance for any of our executive officers or senior management.

Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could adversely affect our business, financial condition and results of operations.

Our future success will depend on the success of our exploitation, exploration, development and production activities. Our oil and natural gas exploration and production activities are subject to numerous risks beyond our control, including the risk that drilling will not result in commercially viable oil or natural gas production. Our decisions to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. Our costs of drilling, completing and operating wells are often uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Further, our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures could be materially and adversely affected by any factor that may curtail, delay or cancel drilling, including the following:

•	delays imposed by or resulting from compliance with regulatory requirements;

•	unusual or unexpected geological formations;

•	pressure or irregularities in geological formations;

•	shortages of or delays in obtaining equipment and qualified personnel;

•	equipment malfunctions, failures or accidents;

•	unexpected operational events and drilling conditions;

•	pipe or cement failures;

•	casing collapses;

•	lost or damaged oilfield drilling and service tools;

•	loss of drilling fluid circulation;

•	uncontrollable flows of oil, natural gas and fluids;

•	fires and natural disasters;

•	environmental hazards, such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases;

•	adverse weather conditions;

•	reductions in oil and natural gas prices;

•	oil and natural gas property title problems; and

•	market limitations for oil and natural gas.

If any of these factors were to occur with respect to a particular field, we could lose all or a part of our investment in the field, or we could fail to realize the expected benefits from the field, either of which could materially and adversely affect our revenue and profitability.

We may incur losses as a result of title deficiencies.

We purchase and acquire from third parties or directly from the mineral fee owners certain oil and gas leasehold interests and other real property interests, which we refer to as the Acquired Interests, upon which we will perform our drilling and exploration activities. The existence of a title deficiency can significantly devalue an Acquired Interest or render a lease worthless and can adversely affect our results of operations and financial condition. As is customary in the oil and gas industry, we generally rely upon the judgment of oil and gas lease brokers or our internal independent landmen who perform the field work in examining records in the appropriate governmental offices and abstract facilities before attempting to acquire or place under lease a specific mineral interest and before drilling a well on a leased tract. The failure of title may not be discovered until after a well is drilled, in which case we may lose the lease and the right to produce all or a portion of the minerals under the property.

Competition in the oil and natural gas industry is intense, which may adversely affect our ability to compete.

We operate in a highly competitive environment for acquiring properties, exploiting mineral leases, marketing oil and natural gas and securing trained personnel. Many of our competitors possess and employ financial, technical and personnel resources substantially greater than ours, which can be particularly important in the areas in which we operate. Those companies may be able to pay more for productive oil and natural gas properties and exploratory prospects and to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit. Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in an efficient manner even in a highly competitive environment. We may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel and raising additional capital.

We have limited experience in drilling wells to the Marcellus Shale, Eagle Ford Shale and Bakken Shale and limited information regarding reserves and decline rates in the Marcellus Shale, Eagle Ford Shale and Bakken Shale. Wells drilled to these shale areas are more expensive and more susceptible to mechanical problems in drilling and completion techniques than wells in conventional areas.

We have limited experience in the drilling and completion of Marcellus Shale, Eagle Ford Shale and Bakken Shale wells, including limited horizontal drilling and completion experience. Other operators in the Marcellus Shale, Eagle Ford Shale and Bakken Shale plays may have significantly more experience in the drilling and completion of these wells, including the drilling and completion of horizontal wells. In addition, we have limited information with respect to the ultimate recoverable reserves and production decline rates in these areas. The wells drilled in Marcellus Shale, Eagle Ford Shale and Bakken Shale are primarily horizontal and require more stimulation, which makes them more expensive to drill and complete. The wells will also be more susceptible to mechanical problems associated with the drilling and completion of the wells, such as casing collapse and lost equipment in the wellbore due to the length of the lateral portions of these unconventional wells. The fracturing of these shale formations will be more extensive and complicated than fracturing geological formations in conventional areas of operation.

Prospects that we decide to drill may not yield oil or natural gas in commercially viable quantities.

Our prospects are in various stages of evaluation. There is no way to predict with certainty in advance of drilling and testing whether any particular prospect will yield oil or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable, particularly in light of the current economic environment. The use of seismic data and other technologies, and the study of producing fields in the same area, will not enable us to know conclusively before drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercially viable quantities. Moreover, the analogies we draw from available data from other wells, more fully explored prospects or producing fields may not be applicable to our drilling prospects.

New technologies may cause our current exploration and drilling methods to become obsolete.

The oil and gas industry is subject to rapid and significant advancements in technology, including the introduction of new products and services using new technologies. As competitors use or develop new technologies, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement new technologies at a substantial cost. In addition, competitors may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can. One or more of the technologies that we currently use or that we may implement in the future may become obsolete. We cannot be certain that we will be able to implement technologies on a timely basis or at a cost that is acceptable to us. If we are unable to maintain technological advancements consistent with industry standards, our operations and financial condition may be adversely affected.

Our indebtedness could adversely affect our financial condition and our ability to operate our business.

As of October 17, 2011, our outstanding indebtedness was approximately $247 million (which included borrowings under the Eureka Hunter Credit Facility). We will incur additional debt from time to time, and such borrowings may be substantial. Our debt could have material adverse consequences to us, including the following:

•	it may be difficult for us to satisfy our obligations, including debt service requirements under our credit agreements;

•	our ability to obtain additional financing for working capital, capital expenditures, debt service requirements and other general corporate purposes may be impaired;

•	a significant portion of our cash flow is committed to payments on our debt, which will reduce the funds available to us for other purposes, such as future capital expenditures;

•	we are more vulnerable to price fluctuations and to economic downturns and adverse industry conditions and our flexibility to plan for, or react to, changes in our business or industry is more limited; and

•	our ability to capitalize on business opportunities, and to react to competitive pressures, as compared to others in our industry, may be limited.

Unless we replace our oil and natural gas reserves, our reserves and production will decline, which would adversely affect our business, financial condition and results of operations.

Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending on reservoir characteristics and other factors. Our future oil and natural gas reserves and production, and therefore our cash flow and income, are highly dependent on our success in efficiently developing and exploiting our current reserves and economically finding or acquiring additional recoverable reserves. We may not be able to develop, find or acquire additional reserves to replace our current and future production at acceptable costs, which would adversely affect our business, financial condition and results of operations.

Product price derivative contracts may expose us to potential financial loss.

To reduce our exposure to fluctuations in the prices of oil and natural gas, we currently and will likely in the future enter into derivative contracts in order to economically hedge a portion of our oil and natural gas production. Derivative contracts expose us to risk of financial loss in some circumstances, including when:

•	production is less than expected;

•	the counterparty to the derivative contract defaults on its contract obligations; or

•	there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received.

In addition, these derivative contracts may limit the benefit we would receive from increases in the prices for oil and natural gas. Under the terms of our revolving credit facility, the percentage of our total production volumes with respect to which we will be allowed to enter into derivative contracts is limited, and we therefore retain the risk of a price decrease for our remaining production volume. Information as to these activities is set forth in the notes to our financial statements contained in our annual and quarterly reports that we file with the SEC on Forms 10-K and 10-Q.

If oil and natural gas prices decline, we may be required to take additional write-downs of the carrying values of our oil and natural gas properties, potentially triggering earlier-than-anticipated repayments of any outstanding debt obligations and negatively impacting the trading value of our securities.

There is a risk that we will be required to write down the carrying value of our oil and gas properties, which would reduce our earnings and stockholders’ equity. We account for our crude oil and natural gas exploration and development activities using the successful efforts method of accounting. Under this method, costs of productive exploratory wells, developmental dry holes and productive wells and undeveloped leases are capitalized. Oil and gas lease acquisition costs are also capitalized. Exploration costs, including personnel costs, certain geological and geophysical expenses and delay rentals for oil and gas leases, are charged to expense as incurred. Exploratory drilling costs are initially capitalized, but charged to expense if and when the well is determined not to have found reserves in commercial quantities. The capitalized costs of our oil and gas properties may not exceed the estimated future net cash flows from our properties. If capitalized costs exceed future cash flows, we write down the costs of the properties to our estimate of fair market value. Any such charge will not affect our cash flow from operating activities, but will reduce our earnings and stockholders’ equity.

Write-downs could occur if oil and gas prices decline or if we have substantial downward adjustments to our estimated proved reserves, increases in our estimates of development costs or deterioration in our drilling results. Because our properties currently serve, and will likely continue to serve, as collateral for advances under our existing and future credit facilities, a write-down in the carrying values of our properties could require us to repay debt earlier than we would otherwise be required. It is likely that the cumulative effect of a write-down could also negatively impact the value of our securities, including our common stock.

The application of the successful efforts method of accounting requires managerial judgment to determine the proper classification of wells designated as developmental or exploratory, which will ultimately determine the proper accounting treatment of the costs incurred. The results from a drilling operation can take considerable time to analyze and the determination that commercial reserves have been discovered requires both judgment and industry experience. Wells may be completed that are assumed to be productive but may actually deliver oil and gas in quantities insufficient to be economic, which may result in the abandonment of the wells at a later date. Future wells are drilled that target geological structures that are both developmental and exploratory in nature. A subsequent allocation of costs is then required to properly account for the results. The evaluation of oil and gas leasehold acquisition costs requires judgment to estimate the fair value of these costs with reference to drilling activity in a given area.

We review our oil and gas properties for impairment annually or whenever events and circumstances indicate a decline in the recoverability of their carrying value. Once incurred, a write-down of oil and gas properties is not reversible at a later date even if oil or gas prices increase. Given the complexities associated with oil and gas reserve estimates and the history of price volatility in the oil and gas markets, events may arise that would require us to record an impairment of the book values associated with oil and gas properties.

Restrictive covenants in our senior credit facilities may restrict our ability to pursue our business strategies.

Our senior credit facilities with our lenders contains certain negative covenants that, among other things, restrict our ability to, with certain exceptions:

•	incur indebtedness;

•	grant liens;

•	make certain payments;

•	change the nature of our business;

•	acquire or make expenditures for oil and gas properties outside of the U.S. and Canada;

•	dispose of our assets or enter into mergers, consolidations or similar transactions;

•	make investments, loans or advances;

•	pay dividends on our outstanding stock;

•	enter into transactions with affiliates;

•	create new subsidiaries; and

•	enter into certain derivative transactions.

Our revolving credit facility also requires us to satisfy certain financial covenants, including maintaining:

•	a ratio of Earnings Before Interest, Taxes, Depreciation, Amortizations and Exploration Expenses, or EBITDAX, to interest of not less than 2.5 to 1.0;

•	a debt to EBITDAX ratio of not more than 4.5 to 1.0, and of not more than 4.0 to 1.0 commencing with the fiscal quarter ending December 31, 2011; and

•	a ratio of consolidated current assets to consolidated current liabilities of not less than 1.0 to 1.0 through the fiscal quarter ending June 30, 2012, and of not more than 1.05 to 1.0 commencing with the fiscal quarter ending September 30, 2012 if the amounts owed under the term loan facility have not been repaid in full.

Our term loan facility also requires us to satisfy certain affirmative financial covenants, including maintaining:

•	an EBITDAX to interest ratio of not less than 2.125 to 1.0 commencing with the fiscal quarter ending September 30, 2011;

•	a ratio of current assets to current liabilities of not less than 0.85 to 1.0 through the fiscal quarter ending March 31, 2012, and of not more than 1.0 to 1.0 commencing with the fiscal quarter ending June 30, 2012;

•	a debt to EBITDAX ratio of not more than 5.25 to 1.0 through the fiscal quarter ending September 30, 2011, and of not more than 4.75 to 1.0 commencing with the fiscal quarter ending December 31, 2011; and

•	a ratio of our total proved reserves to our indebtedness under our senior credit facilities of not less than 1.5 to 1.0.

The Eureka Hunter Credit Facility also requires Eureka Hunter Pipeline, LLC, our wholly-owned subsidiary, to comply with certain financial covenants. Our ability to comply with these covenants may be affected by events beyond our control, and any material deviations from our forecasts could require us to seek waivers or amendments of covenants or alternative sources of financing or reduce our expenditures. We cannot assure you that such waivers, amendments or alternative financings could be obtained or, if obtained, would be on terms acceptable to us.

Our obligations under our senior credit facilities are secured by substantially all of our assets, and any failure to meet our debt obligations would adversely affect our business and financial condition.

Certain of our subsidiaries, including PRC Williston, LLC, Magnum Hunter Resources, LP, Magnum Hunter Resources GP, LLC, Triad Hunter, LLC, Eagle Ford Hunter, Inc., Magnum Hunter Production, Inc., NGAS Hunter, LLC, Williston Hunter ND, LLC, MHR Callco Corporation, MHR Exchangeco Corporation, Williston Hunter Canada, Inc. and Williston Hunter, Inc. have each guaranteed the performance of our obligations under our senior credit facilities, and our obligations under our senior credit facilities have been collateralized through the grant of first and second priority liens on substantially all of the assets held by us and certain of our subsidiaries.

Our ability to meet our debt obligations under our senior credit facilities will depend on the future performance of our properties, which will be affected by financial, business, economic, regulatory and other factors, many of which we are unable to control. Our failure to service this debt could result in a default under our senior credit facilities, which could result in the loss of our ownership interests in the secured properties and otherwise materially adversely affect our business, financial condition and results of operations.

We are subject to complex federal, state and local laws and regulations, including environmental laws, which could adversely affect our business.

Exploration for and development, exploitation, production, processing, transportation and sale of oil and natural gas in the United States are subject to extensive federal, state and local laws and regulations, including complex tax laws and environmental laws and regulations. Existing laws or regulations, as currently interpreted or reinterpreted in the future, or future laws, regulations or incremental taxes and fees, could harm our business, results of operations and financial condition. We may be required to make large expenditures to comply with environmental and other governmental regulations.

It is possible that new taxes on our industry could be implemented and/or tax benefits could be eliminated or reduced, reducing our profitability and available cash flow. In addition to the short-term negative impact on our financial results, such additional burdens, if enacted, would reduce our funds available for reinvestment and thus ultimately reduce our growth and future oil and natural gas production.

Matters subject to regulation include oil and gas production and saltwater disposal operations and our processing, handling and disposal of hazardous materials, such as hydrocarbons and naturally occurring radioactive materials, discharge permits for drilling operations, spacing of wells, environmental protection and taxation. We could incur significant costs as a result of violations of or liabilities under environmental or other laws, including third party claims for personal injuries and property damage, reclamation costs, remediation and clean-up costs resulting from oil spills and discharges of hazardous materials, fines and sanctions, and other environmental damages.

Enactment of legislative or regulatory proposals under consideration could negatively affect our business.

Numerous legislative and regulatory proposals affecting the oil and gas industry have been proposed or are under consideration by the current federal administration, Congress and various federal agencies. Among these proposals are: (1) climate change legislation introduced in Congress, Environmental Protection Agency regulations, carbon emission “cap-and-trade” regimens, and related proposals, none of which has been adopted in final form; (2) proposals contained in the President’s 2012 budget to repeal various tax deductions available to oil and gas producers, such as the current tax deduction for intangible drilling and development costs, which if eliminated could raise the cost of energy production, reduce energy investment and affect the economics of oil and gas exploration and production activities; and (3) legislation being considered by Congress that would subject the process of hydraulic fracturing to federal regulation under the Safe Drinking Water Act. Generally, any such future laws and regulations could result in increased costs or additional operating restrictions, and could have an effect on future demand for oil and gas or on oil and gas prices. Until any such legislation or regulations are enacted or adopted, it is not possible to gauge their impact on our future operations or our results of operations and financial condition.

Federal and state legislation and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

Congress is currently considering legislation to amend the federal Safe Drinking Water Act to require the disclosure of chemicals used by the oil and natural gas industry in the hydraulic fracturing process. Hydraulic fracturing is an important and necessary process in the completion of unconventional oil and natural gas wells in shale formations. This process involves the injection of water, sand and chemicals under pressure into rock formations to stimulate production. Sponsors of two companion bills, which are currently pending in the House Energy and Commerce Committee and the Senate Committee on Environment and Public Works Committee have asserted that chemicals used in the fracturing process could adversely affect drinking water supplies. The proposed legislation would require the reporting and public disclosure of chemicals used in the fracturing process, which could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater. In addition, this legislation, if adopted, could establish an additional level of regulation at the federal level that could lead to operational delays or increased operating costs and could result in additional regulatory burdens.

Currently, regulation of hydraulic fracturing is primarily conducted at the state level through permitting and other compliance requirements. Several states, including Texas, are also considering implementing, or in some instances, have implemented, new regulations pertaining to hydraulic fracturing, including the disclosure of chemicals used in connection therewith. In May 2011, a bill was passed by the Texas legislature that will require hydraulic fracturing operators to disclose the chemicals used in the fracturing process on a well-by-well basis. Further, various municipalities in several states including, Pennsylvania, West Virginia and Ohio have passed ordinances which seek to prohibit hydraulic fracturing. The adoption of any future federal, state or local laws or implementing regulations imposing reporting obligations on, or otherwise limiting, the hydraulic fracturing process would make it more difficult and more expensive to complete new wells in shale formations and would increase our costs of compliance and doing business.

Climate change legislation or regulations restricting emissions of “greenhouse gases” could result in increased operating costs and reduced demand for the (i) oil, (ii) natural gas and (iii) natural gas liquids, or liquid hydrocarbons found in association with natural gas (“NGLs”) that we produce.

A variety of regulatory developments, proposals or requirements and legislative initiatives have been introduced in the United States that are focused on restricting the emission of carbon dioxide, methane and other greenhouse gases. For example, the U.S. Congress is actively considering climate change-related legislation to restrict greenhouse gas emissions. Although it is not possible at this time to predict whether or when the U.S. Congress may act on climate change legislation, any future federal laws or implementing regulations that may be adopted to address greenhouse gas emissions could require us to incur increased operating costs and could adversely affect demand for the oil, natural gas and NGLs that we produce.

In 2007, the U.S. Supreme Court held in Massachusetts, et al. v. EPA that greenhouse gas emissions may be regulated as an “air pollutant” under the federal Clean Air Act. On December 15, 2009, the U.S. Environmental Protection Agency, or EPA, officially published its findings that emissions of carbon dioxide, methane and other “greenhouse gases” present an endangerment to human health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the earth’s atmosphere and other climatic changes. These findings by the EPA allowed the agency to proceed with the adoption and implementation of regulations that would restrict emissions of greenhouse gases under existing provisions of the federal Clean Air Act. Since December 2009, the EPA has issued regulations that, among other things, require a reduction in emissions of greenhouse gases from motor vehicles and that impose greenhouse gas emission limitations in Clean Air Act permits for certain stationary sources. In addition, on October 30, 2009, the EPA published a final rule requiring the reporting of greenhouse gas emissions from specified large greenhouse gas emission sources in the United States beginning in 2011 for emissions occurring in 2010 and in subsequent years. On November 30, 2010, the EPA expanded its greenhouse reporting rule to include onshore petroleum and natural gas production, offshore petroleum and natural gas production, onshore natural gas processing, natural gas transmission, underground natural gas storage, liquefied natural gas storage, liquefied natural gas import and export, and natural gas distribution facilities. Under these rules, reporting of greenhouse gas emissions from such facilities is required on an annual basis, with reporting beginning in 2012 for emissions occurring in 2011.

Although it is not possible at this time to predict whether proposed legislation or regulations will be adopted as initially written, if at all, or how legislation or new regulations that may be adopted to address greenhouse gas emissions would impact our business, any such future laws and regulations could result in increased compliance costs or additional operating restrictions. Any additional costs or operating restrictions associated with legislation or regulations regarding greenhouse gas emissions could have a material adverse effect on our business, financial condition and results of operations. In addition, these developments could curtail the demand for fossil fuels such as oil and gas in areas of the world where our customers operate and thus adversely affect demand for our products and services, which may in turn adversely affect our future results of operations.

We must obtain governmental permits and approvals for our drilling operations, which can be a costly and time consuming process, which may result in delays and restrictions on our operations.

Regulatory authorities exercise considerable discretion in the timing and scope of specific permit issuance. Requirements imposed by these authorities may be costly and time consuming and may result in delays in the commencement or continuation of our exploration or production operations. For example, we are often required to prepare and present to federal, state or local authorities data pertaining to the effect or impact that proposed exploration for or production of oil or natural gas, pipeline construction, gas processing facilities and associated well production equipment may have on the environment. Further, the public may comment on and otherwise engage in the permitting process, including through intervention in the courts. Accordingly, the permits we need may not be issued, or if issued, may not be issued in a timely fashion, or may involve requirements that restrict our ability to conduct our operations or to do so profitably.

Our operations expose us to substantial costs and liabilities with respect to environmental matters.

Our oil and natural gas operations are subject to stringent federal, state and local laws and regulations governing the release of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling or midstream construction activities commence, restrict the types, quantities and concentration of substances that can be released into the environment in connection with our drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution that may result from our operations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of investigatory or remedial obligations or injunctive relief. Under existing environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether the release resulted from our operations, or our operations were in compliance with all applicable laws at the time they were performed. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to maintain compliance, and may otherwise have a material adverse effect on our competitive position, financial condition and results of operations.

The adoption of derivatives legislation by Congress and related regulations could have an adverse impact on our ability to hedge risks associated with our business.

On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Act. The Act provides for new statutory and regulatory requirements for derivative transactions, including certain oil and gas hedging transactions involving swaps. In particular, the Act includes a requirement that certain hedging transactions be cleared and a requirement to post cash collateral for such transactions, although it is unclear which transactions will ultimately be required to be cleared under the Act. The Act also provides for a potential exception from this clearing requirement for hedging transactions by commercial end-users, a category of non-financial entities in which we will likely be included. However, many of the key concepts and defined terms under the Act must be delineated by rules and regulations to be adopted by the Commodities Futures Trading Commission, or the CFTC, and other applicable regulatory agencies. As a consequence, it is difficult to predict the effect the Act may have on our hedging activities. Depending on the rules and definitions adopted by the CFTC, we might be required to provide cash collateral for our commodities hedging transactions. Such a requirement could result in significant liquidity issues by reducing our ability to use cash for investment or other corporate purposes. Moreover, our senior credit facility expressly prohibits us from entering into swap agreements that require the posting of cash or other collateral in connection with such agreements. In addition, a requirement to post cash collateral for hedging transactions could limit our ability to execute strategic hedges, which would result in increased commodity price uncertainty and volatility in our future cash flows.

Certain federal income tax deductions currently available with respect to oil and natural gas exploration and development may be eliminated as a result of future legislation.

Among the changes contained in President Obama’s 2012 budget proposal released by the White House on February 14, 2011, is the elimination of certain key U.S. federal income tax preferences currently available to oil and gas exploration and production companies. Such changes include, but are not limited to:

•	the repeal of the percentage depletion allowance for oil and gas properties;

•	the elimination of current deductions for intangible drilling and development costs;

•	the elimination of the deduction for certain U.S. production activities; and

•	an extension of the amortization period for certain geological and geophysical expenditures.

It is unclear, however, whether any such changes will be enacted or how soon such changes could be effective.

The Close Big Oil Tax Loophole Act, which was introduced in the Senate in February 2011, includes many of the same proposals but is limited to taxpayers with annual gross revenues in excess of $100.0 million. It is unclear whether any of the foregoing changes will actually be enacted or how soon any such changes could become effective. The passage of any legislation as a result of the budget proposal, the Senate bill, or any other similar change in U.S. federal income tax law could eliminate certain tax deductions that are currently available with respect to oil and gas exploration and development, and any such change could negatively affect our financial condition and results of operations.

Acquired properties may not be worth what we pay due to uncertainties in evaluating recoverable reserves and other expected benefits, as well as potential liabilities.

Successful property acquisitions require an assessment of a number of factors beyond our control. These factors include exploration and development potential, future oil and natural gas prices, operating costs, and potential environmental and other liabilities. These assessments are complex and inherently imprecise. Our review of the properties we acquire may not reveal all existing or potential problems. In addition, our review may not allow us to fully assess the potential deficiencies of the properties. We do not typically inspect every well, and even when we inspect a well we may not discover structural, subsurface, or environmental problems that may exist or arise. We may not be entitled to contractual indemnification for pre-closing liabilities, including environmental liabilities, and our contractual indemnification may not be effective. Often, we acquire interests in properties on an “as is” basis with limited remedies for breaches of representations and warranties by the previous owners. If an acquired property is not performing as originally estimated, we may have an impairment which could have a material adverse effect on our financial position and future results of operations.

Our recent acquisitions and any future acquisitions may not be successful, may substantially increase our indebtedness and contingent liabilities, and may create integration difficulties.

As part of our business strategy, we have acquired and intend to continue to acquire businesses or assets we believe complement our existing operations and business plan. We may not be able to successfully integrate these acquisitions into our existing operations or achieve the desired profitability from such acquisitions. These acquisitions may require substantial capital expenditures and the incurrence of additional indebtedness which may change significantly our capitalization and results of operations. Further, these acquisitions could result in:

•	post-closing discovery of material undisclosed liabilities of the acquired business or assets;

•	the unexpected loss of key employees or customers from the acquired businesses;

•	difficulties resulting from our integration of the operations, systems and management of the acquired business; and

•	an unexpected diversion of our management’s attention from other operations.

If acquisitions are unsuccessful or result in unanticipated events or if we are unable to successfully integrate acquisitions into our existing operations, such acquisitions could adversely affect our results of operations and cash flow. The process of integrating our operations could cause an interruption of, or loss of momentum in, the activities of our business. Members of our management may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage our existing business. If management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, our business could suffer.

We pursue acquisitions as part of our growth strategy and there are risks in connection with acquisitions.

Our growth has been attributable in part to acquisitions of producing properties and companies. We expect to continue to evaluate and, where appropriate, pursue acquisition opportunities on terms we consider favorable. However, we cannot assure you that suitable acquisition candidates will be identified in the future, or that we will be able to finance such acquisitions on favorable terms. In addition, we compete against other companies for acquisitions, and we cannot assure you that we will successfully acquire any material property interests. Further, we cannot assure you that future acquisitions by us will be integrated successfully into our operations or will increase our profits.

The successful acquisition of producing properties requires an assessment of numerous factors beyond our control, including, without limitation:

•	recoverable reserves;

•	exploration and development potential;

•	future oil and natural gas prices;

•	operating costs; and

•	potential environmental and other liabilities.

In connection with such an assessment, we perform a review of the subject properties that we believe to be generally consistent with industry practices. The resulting assessments are inexact and their accuracy uncertain, and such a review may not reveal all existing or potential problems, nor will it necessarily permit us to become sufficiently familiar with the properties to fully assess their merits and deficiencies within the time frame required to complete the transactions. Inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is made.

Additionally, significant acquisitions can change the nature of our operations and business depending upon the character of the acquired properties, which may be substantially different in operating and geologic characteristics or geographic location than our existing properties. While our current operations are primarily focused in the south Texas, West Virginia, Kentucky, North Dakota and Saskatchewan regions, we are pursuing and expect to continue to pursue acquisitions of properties located in other geographic areas.

Our current Eureka Hunter midstream operations and the expected future expansion of these operations, which include or will include natural gas gathering operations and a natural gas processing plant, subject us to additional governmental regulations.

We are currently constructing our Eureka Hunter pipeline, which will provide intrastate gas gathering services in support of our and other upstream producers’ operations in West Virginia and possibly Ohio. We have completed certain sections of the pipeline and anticipate further expansion of the pipeline in the future, which expansion will be determined by various factors, including the completion of construction, securing regulatory and governmental approvals, resolving any land management issues and connecting the pipeline to the producing sources of natural gas. We have also contracted for the construction of a gas processing facility which we anticipate will receive gas from the Eureka Hunter pipeline. Such facility is in the early stages of design and construction and is anticipated to be delivered in the early part of 2012.

The construction and operation of the Eureka Hunter pipeline and gas processing facility involve numerous regulatory, environmental, political and legal uncertainties beyond our control and require the expenditure of significant amounts of capital. There can be no assurance that these projects will be completed on schedule or at the budgeted cost, or at all. The operations of our gathering system, including the Eureka Hunter pipeline, in addition to the gas processing facility, are also subject to stringent and complex federal, state and local environmental laws and regulations. These laws and regulations can restrict or impact our business activities in many ways, including restricting the manner in which we dispose of substances, requiring remedial action to remove or mitigate contamination, and requiring capital expenditures to comply with control requirements. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of remedial requirements, and the issuance of orders enjoining future operations. Certain environmental statutes impose strict, joint and several liability for costs required to clean up and restore sites where substances and wastes have been disposed or otherwise released. Moreover, there exists the possibility for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of substances or wastes into the environment.

There is inherent risk of the incurrence of environmental costs and liabilities in our business due to our handling of natural gas and other petroleum products, air emissions related to our operations, historical industry operations including releases of substances into the environment, and waste disposal practices. For example, an accidental release from the Eureka Hunter pipeline or our gas processing facility under construction could subject us to substantial liabilities arising from environmental cleanup, restoration costs and natural resource damages, claims made by neighboring landowners and other third parties for personal injury and property damage, and fines or penalties for related violations of environmental laws or regulations. Moreover, the possibility exists that stricter laws, regulations or enforcement policies could significantly increase our compliance costs and the cost of any remediation that may become necessary. We may not be able to recover some or any of these costs from insurance.

The use of geoscience, petrophysical and engineering analyses and other technical or operating data to evaluate drilling prospects is uncertain and does not guarantee drilling success or recovery of economically producible reserves.

Our decisions to explore, develop and acquire prospects or properties targeting the Eagle Ford Shale, Bakken Shale, Marcellus Shale, and other areas depend on data obtained through geoscientific, petrophysical and engineering analyses, the results of which can be uncertain. Even when properly used and interpreted, data from whole cores, regional well log analyses and 3-D seismic only assist our technical team in identifying hydrocarbon indicators and subsurface structures and estimating hydrocarbons in place. They do not allow us to know conclusively the amount of hydrocarbons in place and if those hydrocarbons are producible economically. In addition, the use of advanced drilling and completion technologies for our Bakken Shale and Eagle Ford developments, such as horizontal drilling and multi-stage fracture stimulations, requires greater expenditures than our traditional development drilling strategies. Our ability to commercially recover and produce the hydrocarbons that we believe are in place and attributable to the our properties will depend on the effective use of advanced drilling and completion techniques, the scope of our drilling program (which will be directly affected by the availability of capital), drilling and production costs, availability of drilling and completion services and equipment, drilling results, lease expirations, regulatory approval and geological and mechanical factors affecting recovery rates. Our estimates of unproved reserves, estimated ultimate recoveries per well, hydrocarbons in place and resource potential may change significantly as development of our oil and gas assets provides additional data.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The statements and information contained in this prospectus, in any accompanying prospectus supplement, and in the documents incorporated by reference into the foregoing that are not statements of historical fact, including all estimates and assumptions contained herein, are “forward looking statements” as defined in Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Exchange Act. These forward looking statements include, among others, statements, estimates and assumptions relating to our business and growth strategies, budgets, projected costs, capital expenditures, savings and plans, competition, our oil and gas reserve estimates, our ability to successfully and economically explore for and develop oil and gas resources, our exploration and development prospects, future inventories, projects and programs, expectations relating to availability and costs of drilling rigs and field services, anticipated trends in our business or industry, our future results of operations, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and gas industry and the impact of environmental and other governmental regulation. In addition, with respect to any of our acquisitions, forward-looking statements include, but are not limited to, statements regarding the benefits of the acquisitions and their impact on our business; and any statements or assumptions underlying any of the foregoing. In addition, with respect to our acquisitions, including the NGAS and NuLoch acquisitions, there are and will be risks and uncertainties related to our ability to successfully integrate our operations and employees and the acquired business. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “could,” “should,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “project,” “pursue,” “plan” or “continue” or the negative thereof or variations thereon or similar terminology. These forward-looking statements are subject to numerous assumptions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these statements. These factors include the matters discussed in the section entitled “Risk Factors” above and elsewhere in this prospectus, any accompanying prospectus supplement and the documents we have incorporated by reference herein. Most of these factors are difficult to anticipate and beyond our control.

Factors that may cause our actual results, performance, or achievements to be materially different from those anticipated in forward-looking statements include, among other things: adverse economic conditions in the United States, Canada and globally; difficult and adverse conditions in the domestic and global capital and credit markets; changes in domestic and global demand for oil and natural gas; volatility in the prices we receive for our oil and natural gas; operational constraints and potential mechanical failures at production facilities, processing plants or pipelines; the availability of sufficient pipeline and transportation facilities; the effects of government regulation, permitting, and other legal requirements; future developments with respect to the quality of our properties, including, among other things, the existence of reserves in economic quantities; uncertainties about the estimates of our oil and natural gas reserves; our ability to increase our production and oil and natural gas income through exploration and development; our ability to successfully apply horizontal drilling techniques and tertiary recovery methods; the number of well locations to be drilled, the cost to drill, and the time frame within which they will be drilled; drilling and operating risks; the availability of equipment, such as drilling rigs and gathering and transportation pipelines; changes in our drilling plans and related budgets; and the adequacy of our capital resources and liquidity including, but not limited to, access to additional borrowing capacity.

With respect to our recent and any future acquisitions, factors, risks and uncertainties that may cause actual results, performance or achievements to vary materially from those anticipated in forward-looking statements include, but are not limited to, failure to realize the expected benefits of the transactions; negative effects of announcement or consummation of the transactions on the market price of our common stock; significant transaction costs and/or unknown liabilities; general economic and business conditions that affect the companies following the transactions; and other factors.

These factors are in addition to the risks referred to in the section above entitled “Risk Factors.” Because forward-looking statements are subject to risks and uncertainties, our actual results may differ materially from those expressed or implied by such statements. You are cautioned not to place undue reliance on forward-looking statements contained in this prospectus, any prospectus supplement, the documents incorporated by reference into the foregoing, or any “free writing prospectus” we authorize to be delivered to you, which speak only as of their respective dates. Other unknown or unpredictable factors may cause our actual results to differ materially from those projected by the forward-looking statements. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, including estimates, whether as a result of new information, future events, or otherwise. We urge you to review and consider disclosures we make in this prospectus and other materials that discuss factors germane to our business. See in particular our reports on Forms 10-K, 10-Q and 8-K subsequently filed from time to time with the SEC. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements.

DESCRIPTION OF WARRANTS

On October 14, 2011, we issued 13,253,445 Warrants as a dividend to holders of record of our common stock and the Exchangeable Shares as of the close of business on the record date, August 31, 2011. Each holder of our common stock and Exchangeable Shares received one warrant for every ten shares of our common stock or Exchangeable Shares, respectively, owned as of the record date (with the number of warrants rounded down to the nearest whole number). The Warrants were issued pursuant to the Warrants Agreement, dated October 13, 2011 between us and the Warrants Agent, American Stock Transfer & Trust Company, which we refer to as the Warrants Agreement. The following description of the Warrants is a brief summary and is qualified in its entirety by reference to the complete description of the terms of the Warrants set forth in the Warrants Agreement, which has been filed as an exhibit to the Company’s Current Report on Form 8-K, filed on October 18, 2011.

The Warrants have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), because the issuance of a dividend in the form of Warrants is not a sale or disposition of a security or interest in a security for value pursuant to Section 2(a)(3) of the Securities Act. The Warrants will not have an active trading market and will be subject to restrictions on transfer and resale as set forth in the Warrants Agreement. The Warrants were issued in certificated form and registration of ownership will be maintained by the Warrants Agent. We will reserve the aggregate number of shares of our common stock for which the Warrants may be exercised.

Each Warrant represents the right to purchase one share of our common stock at an initial exercise price of $10.50 per share, payable in U.S. dollars (subject to anti-dilution adjustments as set forth in the Warrants Agreement). The Warrants will generally be exercisable until October 14, 2013, which we refer to as the expiration date, subject to our right to extend the expiration date and our right to redeem the Warrants at $0.001 per Warrant upon not less than 30 days’ notice to the holders. If we elect to redeem only a portion of the outstanding Warrants, we may make any partial redemption by lot or on a pro-rata basis to all Warrant holders. The Warrants may be exercised at any time prior to the expiration of the 30-day redemption notice period.

All or any part of the Warrants may be exercised prior to 5:00 p.m., New York City time, on any business day through the expiration date by delivering a properly completed and duly executed Warrant certificate and any required signature guarantees and payment of the then-current exercise price to the Warrants Agent by check or wire transfer. Cashless exercises of the Warrants are not permitted. Upon a valid exercise of all or part of the Warrants, we will issue the whole number of shares of our common stock that the holder is entitled to receive as soon as practicable after the exercise of the Warrant. The shares of our common stock issuable upon exercise will be issued by American Stock Transfer & Trust Company, our transfer agent.

The exercise price for the Warrants and the number of shares of our common stock issuable upon the exercise of the Warrants are subject to adjustment in certain circumstances. These circumstances include the occurrence of a stock dividend, stock split, reverse stock split, recapitalization, reorganization, or a merger or consolidation.

A holder of unexercised Warrants, in his or her capacity as such, is not entitled to any rights of a holder of our common stock, including, without limitation, the right to vote or to receive dividends or other distributions.

We have agreed to use our commercially reasonable efforts to cause a shelf registration statement covering the issuance of our common stock upon the exercise of the Warrants to be declared effective and remain so until the earlier of (i) such time as all the Warrants have been exercised or redeemed in full or (ii) the expiration date. The Warrants will be exercisable only if there is an effective shelf registration statement registering the issuance of shares of our common stock upon exercise, and only if the shares of our common stock issuable upon exercise are qualified for sale or exempt from qualification under the applicable securities laws of the states or other jurisdictions in which the exercising Warrant holder resides.

USE OF PROCEEDS

We will receive proceeds of $10.50 for each Warrant that is exercised. In the event that all of the Warrants are exercised by the holders thereof, we will receive proceeds of approximately $139,161,173. The Warrants might never be exercised and there is no guarantee that we will receive some or all of these proceeds. We will use the proceeds from the exercise of the Warrants, if any, for capital expenditures, working capital, acquisitions, directly or indirectly, of oil and natural gas properties, repayment or refinancing of indebtedness, investments in our subsidiaries, or general corporate purposes. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

PLAN OF DISTRIBUTION

Promptly following the effective date of the registration statement of which this prospectus is a part, we will distribute shares of our common stock to any holder upon the valid exercise of the Warrants. If a holder wishes to exercise the Warrants and purchase shares of our common stock, such holder should complete the Warrant certificate and return it, with payment for the shares and any required signature guarantees, to the Warrants Agent, American Stock Transfer & Trust Company. See “Description of Warrants” and the Warrants Agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part, for more information concerning the exercise of the Warrants.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain material United States federal income tax consequences to U.S. Holders (as defined below) and Non-U.S. Holders (as defined below, and together with U.S. Holders, “Holders”) of the receipt, exercise, expiration and disposition of the warrants issued in this distribution and the disposition of shares of common stock received upon exercise of warrants issued in this distribution. This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, judicial decisions, and administrative determinations as of the date of this document. Those authorities may be changed, perhaps retroactively, so that the United States federal income tax consequences may be different from those discussed below. This discussion does not address all aspects of United States federal income taxes (such as the alternative minimum tax) and does not describe any foreign, state, local, provincial or other tax considerations that may be relevant to a Holder in light of its particular circumstances. No assurance can be given that the discussion of tax consequences set forth herein will be sustained if challenged by the Internal Revenue Service.

Except where noted, this discussion deals only with a Holder who holds its warrants and shares of common stock as capital assets, and does not represent a detailed description of the United States federal income tax consequences applicable to a Holder if it is subject to special treatment under the United States federal income tax laws, including if a Holder is:

•	a broker or dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding warrants, shares of common stock or Exchangeable Shares as part of a hedging, integrated, conversion, wash or constructive sale transaction or a straddle or synthetic security;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person who acquired shares of common stock or Exchangeable Shares in a compensatory transaction;

•	a Non-U.S. Holder who is or has previously been engaged in the conduct of a trade or business in the United States;

•	a person who is an investor in a pass-through entity;

•	a U.S. Holder whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation;”

•	a “foreign personal holding company;”

•	a “passive foreign investment company;”

•	a U.S. expatriate;

•	a Non-U.S. Holder owning more than 5% of common and/or preferred stock; or

•	an S corporation, an entity taxable as a partnership for U.S. federal income tax purposes or other pass-through entity.

In addition, instances are limited in which a U.S. Holder may own Exchangeable Shares, and accordingly, the discussion set forth under this heading “Certain Material United States Federal Income Tax Consequences” does not address a U.S. Holder that receives warrants by reason of ownership of Exchangeable Shares. If you are a U.S. Holder and receive warrants by reason of ownership of Exchangeable Shares, you are urged to consult with your own tax advisor regarding the United States federal income tax consequences of the receipt, exercise, expiration and disposition of a warrant received in this distribution or the disposition of shares of common stock received upon exercise of warrants received in this distribution.

Also, because Magnum Hunter’s senior credit agreement prohibits Magnum Hunter from making any cash distributions on its common stock without a waiver from the lender, it is unlikely any cash distribution will be made, and accordingly, the discussion under this heading “Certain Material United States Federal Income Tax Consequences” generally does not address the United States federal income taxation of cash distributions on shares of common stock.

If a partnership (or an entity classified as a partnership for United States federal income tax purposes) holds shares of common stock or Exchangeable Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that owns shares of common stock or Exchangeable Shares, you are urged to consult your tax advisor concerning the United States federal income tax treatment of the receipt, exercise, expiration and disposition of warrants received in this distribution or the disposition of shares of common stock received upon exercise of warrants issued in this distribution.

A Holder is strongly urged to consult its own tax advisor regarding the United States federal income tax consequences applicable to the receipt, exercise, expiration and disposition of the warrants and the ownership and disposition of common stock received upon exercise of the warrants in light of such Holder’s particular circumstances. In addition, a Holder should also consult its tax advisor regarding any foreign, state, local, provincial, or other taxes that may be applicable to the Holder.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of common stock, Exchangeable Shares, or warrants issued in this distribution and shares of common stock received upon exercise of warrants issued in this distribution that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

For purposes of this discussion, you are a “Non-U.S. Holder” if you are not a U.S. Holder.

Taxation of U.S. Holders

Receipt of Warrant.  The receipt of a warrant pursuant to this distribution should not be a taxable event to a U.S. Holder.

Tax Basis and Holding Period of Warrant.  A U.S. Holder’s tax basis in each warrant should depend on whether the U.S. Holder exercises or transfers the warrant or allows the warrant to expire. If a U.S. Holder exercises or transfers a warrant, the U.S. Holder’s tax basis in the warrant generally should be determined by allocating the tax basis of the U.S. Holder’s common stock on which the warrant is distributed between the common stock and the warrant in proportion to their relative fair market values on the date of the distribution of the warrant. If, however, the fair market value of the U.S. Holder’s warrant on the date of the distribution to the U.S. Holder is less than 15% of the fair market value of the U.S. Holder’s common stock on the date of the distribution, then the tax basis of the warrant should be deemed to be zero, unless the U.S. Holder elects to allocate tax basis to the warrant by attaching an election statement to the U.S. Holder’s federal income tax return for the tax year in which the warrants were received. The election is irrevocable and would apply to all warrants received in this distribution. If a U.S. Holder allows a warrant to expire, the warrant should be treated as having no tax basis. A U.S. Holder’s holding period for a warrant should include the holding period of the shares of common stock with respect to which the warrant is received.

Exercise of Warrant.  A U.S. Holder should not recognize income, gain, or loss upon the exercise of a warrant received in this distribution. The U.S. Holder’s adjusted tax basis in the shares of common stock acquired upon exercise of a warrant should equal the sum of the exercise price of the warrant paid for the shares plus the U.S. Holder’s adjusted tax basis, if any, in the warrant. The holding period for the shares of common stock acquired upon exercise of a warrant should begin on the date the warrant is exercised.

Expiration of Warrant.  A U.S. Holder should not recognize income, gain, or loss upon the expiration of a warrant received in this distribution. The adjusted tax basis of the U.S. Holder’s shares of common stock in respect of which such warrant was received should equal the U.S. Holder’s adjusted tax basis in the shares of common stock before the receipt of the warrant.

Disposition of Warrant.  Upon a taxable disposition of a warrant received in this issuance, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted tax basis in the warrant. The gain or loss should generally be long-term capital gain or loss if the U.S. Holder’s holding period for the warrant is more than one year. The deductibility of capital losses is subject to certain limitations.

Gain or Loss on Disposition of Shares of Common Stock.  A U.S. Holder should generally recognize gain or loss on any taxable disposition of shares of common stock received upon exercise of warrants received in this distribution. The gain or loss recognized is a taxable disposition should be equal to the difference between a U.S. Holder’s adjusted tax basis in the shares of common stock (see “United States Federal Income Tax Consequences — Exercise of Warrant”) and the amount realized from the taxable disposition. Gain or loss should be long-term capital gain or loss if, at the time of the disposition, the U.S. Holder’s holding period for the shares of common stock is more than one year (see “Certain Material United States Federal Income Tax Consequences — Exercise of Warrant”). In the case of non-corporate U.S. Holders, any long-term capital gain may be taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Recently Enacted Legislation.  For taxable years beginning after December 31, 2012, a 3.8% Medicare contribution tax is imposed on the “net investment income” of certain U.S. Holders who are individuals and on undistributed “net investment income” of certain U.S. Holders that are estates and trusts. Among other things, “net investment income” would generally include dividends from shares of common stock and capital gain from the taxable disposition of warrants received in this distribution or shares of common stock received upon exercise of warrants received in this distribution, less certain deductions. U.S. Holders are urged to consult their own tax advisors regarding the implications of these rules in light of their particular circumstances.

Recently Enacted Legislation Affecting Basis of Specified Securities.  Congress recently imposed new reporting rules generally effective for certain corporate actions on or after January 1, 2011, that affect the basis of the corporation’s securities. Generally, the new law requires that the corporation file a return with the IRS setting forth certain required information including the quantitative effect of the corporation’s actions on the basis of the security in the hands of a U.S. Holder. A corporation required to file this return is also required to deliver a written statement with similar information to each holder of record of the affected security on the date of the corporation’s action. To the extent this distribution of warrants is subject to these reporting requirements, the corporation may elect to satisfy its reporting obligation with the IRS and its obligation to security holders by posting the required information in a readily accessible format in an area of its primary public Web site dedicated to this purpose. Under transition rules, a corporation is permitted to satisfy its reporting and other obligations on or before January 17, 2012. The Company is currently evaluating the methods for complying with these new rules.

Information Reporting and Backup Withholding.  Information reporting and backup withholding may apply with respect to payments of dividends on the shares of common stock received upon an exercise of a warrant and certain payments of proceeds from the sale or other disposition of the warrant or such shares of common stock. Certain non-corporate U.S. Holders may be subject to United States backup withholding (currently at a rate of 28% through December 31, 2012, and 31% thereafter) on payments of dividends on the shares of common stock received upon an exercise of a warrant and certain payments of proceeds from the sale or other disposition of the warrant or such shares of common stock unless the beneficial owner of such warrant or share of common stock furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

United States backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s United States federal income tax liability, which may entitle the U.S. Holder to a refund, provided the U.S. Holder timely furnishes the required information to the Internal Revenue Service.

Taxation of Non-U.S. Holders

The discussion below addresses certain material United States federal income and withholding tax consequences applicable to a Non-U.S. Holder that receives the warrants in this distribution as a result of a Non-U.S. Holder’s ownership of either shares of common stock or Exchangeable Shares. For a Non-U.S. Holder that receives warrants as a result of a distribution on Exchangeable Shares, the United States federal income and withholding tax consequences of the receipt, exercise, expiration and disposition of such warrants depends, in part, on whether a Non-U.S. Holder’s Exchangeable Shares are treated for United States federal income and withholding tax purposes as shares of common stock or shares of ExchangeCo. If a Non-U.S. Holder is treated for United States federal income and withholding tax purposes as owning Exchangeable Shares, a Non-U.S. Holder may be treated as receiving the warrants as a distribution from ExchangeCo. Alternatively, if a Non-U.S. Holder is treated for United States federal income and withholding tax purposes as owning shares of common stock, a Non-U.S. Holder may be treated as receiving the warrants as a distribution from Magnum Hunter. There is no direct authority under current United States federal income and withholding tax law concerning whether the Exchangeable Shares should be treated as shares of common stock or shares of Exchangeco.

The discussion below addresses the United States federal income and withholding tax consequences of the receipt, exercise, expiration and disposition of warrants received in this distribution on Exchangeable Shares and the common stock received upon the exercise of warrants received in this distribution on Exchangeable Shares under each of two alternative characterizations of the Exchangeable Shares: (1) based on the treatment of the Exchangeable Shares as shares of common stock, and (2) based on the treatment of the Exchangeable Shares as shares of ExchangeCo. There can be no assurance that the Internal Revenue Service will not assert and prevail with respect to a position that is adverse or contrary to a position taken by a Non-U.S. Holder on such Non-U.S. Holder’s tax returns.

Non-U.S Holder Owning Common Stock or Exchangeable Shares Treated as Shares of Common Stock.

Receipt of Warrant.  The receipt of warrants by a Non-U.S. Holder as a distribution on the Non-U.S. Holder’s shares of common stock or Exchangeable Shares treated as shares of common stock should not be a taxable event.

Disposition of Warrant or Common Stock.  With respect to warrants received by a Non-U.S. Holder as a distribution on the Non-U.S. Holder’s shares of common stock or Exchangeable Shares treated as shares of common stock, a Non-U.S. Holder generally should not be subject to United States federal income tax or withholding tax on gain realized on the taxable disposition of a warrant or common stock received upon exercise of a warrant unless:

•	the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States);

•	such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met (a “Nonresident Non-U.S. Holder”); or

•	Magnum Hunter is or has been a USRPHC for U.S. federal income tax purposes, as such term is defined in Section 897(c) of the Code, and such Non-U.S. Holder owned directly or pursuant to attribution rules at any time during the five-year period ending on the date of disposition more than 5% of the regularly traded class of shares of stock of Magnum Hunter with the lowest fair market value. This assumes that shares of our stock are regularly traded on an established securities market, within the meaning of Section 897(c)(3) of the Code. We believe we are a USRPHC and that our common stock and preferred stock will be regularly traded on an established securities market.

A Non-U.S. Holder described in the first bullet point immediately above should generally be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code, and if it is a corporation, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. A Nonresident Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax (or at such lower rate as may be specified by an applicable treaty) on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. A Non-U.S. Holder described in the third bullet point above will be subject to United States federal income tax under regular graduated United States federal income tax rates with respect to the gain recognized in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code.

If a Non-U.S. Holder is subject to United States federal income tax on the disposition of a warrant or shares of our common stock received upon exercise of the warrant, such Non-U.S. Holder should generally recognize capital gain or loss equal to the difference between the amount realized by the Non-U.S. Holder on the taxable disposition and such Non-U.S. Holder’s adjusted tax basis in the warrant or shares of common stock received upon exercise of the warrant. Such capital gain or loss will be long-term capital gain or loss if the Non-U.S. Holder’s holding period for the warrant or common stock is longer than one year. A Non-U.S. Holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses. If a Non-U.S. Holder is subject to United States federal income tax on a disposition of the warrant or shares of common stock received upon exercise of the warrant, such a Non-U.S. Holder should generally determine the Non-U.S. Holder’s adjusted tax basis and holding period in the warrant or shares of common stock in accordance with the same rules applicable to U.S. Holders discussed above under “Certain Material United States Federal Income Tax Consequences — Taxation of U.S. Holders.” Similarly, such a Non-U.S. Holder should generally determine the United States federal income tax consequences associated with the exercise or expiration of a warrant under the same rules applicable to a U.S. Holder as discussed above under “Certain Material United States Income Federal Income Tax Consequences — Taxation of U.S. Holders.”

Information reporting and backup withholding.  A Non-U.S. Holder may be subject to backup withholding on the proceeds received by a Non-U.S. Holder from the taxable disposition of a warrant or shares of common stock received upon exercise of the warrant or information reporting unless such Non-U.S. Holder certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person as defined under the Code), or such Non-U.S. Holder otherwise establishes an exemption.

United States backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Recently Enacted Legislation Relating to Foreign Accounts.  Beginning with payments made after December 31, 2012, recently enacted legislation will generally impose a 30% withholding tax on dividends and gains paid to:

(i) a foreign financial institution (as that term is defined in Section 1471(d)(4) of the Code) unless that foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding U.S. account holders of that foreign financial institution (including certain account holders that are foreign entities that have U.S. owners) and satisfies other requirements; and (ii) specified other foreign entities unless such entity certifies that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner and such entity satisfies other specified requirements. A Non-U.S. Holder should consult its own tax advisor regarding the application of this legislation to it.

Non-U.S Holder’s Owning Exchangeable Shares Treated as Shares of ExchangeCo

Receipt of Warrant.  Except as noted below, if the Exchangeable Shares are treated as shares of ExchangeCo, the receipt of a warrant pursuant to this distribution generally should not be subject to United States federal income or withholding tax and neither ExchangeCo nor Magnum Hunter intends to withhold any amount in respect of United States withholding tax. However, as discussed above, no statutory, judicial or administrative authority exists that directly addresses the proper characterization and treatment of instruments with characteristics similar to the Exchangeable Shares.

The distribution of a warrant to a Non-U.S. Holder by ExchangeCo that is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, where a tax treaty applies, are attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) is not subject to United States federal withholding tax. However, such distribution is subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Also, the distribution of a warrant to a Nonresident Non-U.S. Holder by ExchangeCo may be subject to United States withholding tax at a 30% rate if the distribution is United States sourced income and meets certain other tests.

Finally, because Magnum Hunter believes that it is a USPRHC, the distribution by ExchangeCo of warrants to a Non-U.S. Holder also would generally be subject to United States federal income or withholding tax unless any class of Magnum Hunter stock is regularly traded on an established securities market on the date of the distribution of the warrants. We believe that our common stock and preferred stock will be regularly traded on an established securities market.

Disposition of Warrant or Common Stock.  The United Stated federal income and withholding tax applicable to a Non-U.S. Holder upon the taxable disposition of warrants issued in this distribution or shares of common stock received upon exercise of warrants issued in this distribution should generally be the same as that provided above under the heading “Certain Material United States Federal Income Tax Consequences — Taxation of Non-U.S. Holders — Non-U.S Holder Owning Common Stock or Exchangeable Shares Treated as Shares of Common Stock — Disposition of Warrant or Common Stock.”

Information reporting and backup withholding.  If the Exchangeable Shares are treated as shares of ExchangeCo, the annual reports and backup withholding referenced above under the heading “Certain United States Material Federal Income Tax Consequences — Taxation of Non-U.S. Holders - Non-U.S. Holder Owning Common Stock or Exchangeable Shares Treated as Shares of Common Stock — Information and backup withholding” would not apply to a Non-U.S. Holder with respect to the receipt of warrants in this distribution. With respect to information reports and backup withholding required in connection with the disposition of warrants or shares of common stock received upon exercise of the warrants or dividends received on shares of common stock, see the discussion above under the heading “Certain Material United States Federal Income Tax Consequence — Taxation of Non-U.S. Holders — Non-U.S. Holder Owning Common Stock or Exchangeable Shares Treated as Shares of Common Stock — Information reporting and backup withholding.”

CERTAIN MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain material Canadian federal income tax consequences generally applicable to the acquisition, holding and disposition of Warrants issued in this distribution and the underlying common stock. This summary is applicable to a holder who, for purposes of the Income Tax Act (Canada) (the “Tax Act”), holds the Warrants and the underlying common stock as capital property, deals at arm’s length and is not affiliated with the Company, and is resident or deemed to be resident in Canada at all relevant times for the purposes of the Tax Act and any applicable income tax treaty or convention (a “Canadian Holder”).

The Warrants and the underlying common stock will generally be considered capital property to a holder thereof unless either the holder holds such Warrants or underlying common stock in the course of carrying on a business of buying and selling securities or the holder has acquired the Warrants or underlying common stock in a transaction or transactions considered to be an adventure in the nature of trade.

This summary is not applicable to a Canadian Holder that is a “financial institution” (as defined in the Tax Act) or an interest in which would be a “tax shelter investment” (as defined in the Tax Act), or to a Canadian Holder in respect of which Magnum Hunter Resources Corporation is a “foreign affiliate” (as defined in the Tax Act).

This summary is based on the current provisions of the Tax Act, the regulations thereunder (the “Regulations”), all proposals to amend the Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance prior to the date hereof (the “Proposals”) and counsel’s understanding of the administrative and assessing practices and policies of the Canada Revenue Agency (“CRA”) which have been made publicly available prior to the date hereof. No assurance can be given that the Proposals will be enacted as proposed, if at all. This summary does not take into account or anticipate any other changes in law, whether by legislative, regulatory, administrative or judicial decision or action or changes in the administrative practices of CRA, and, does not take into account other federal tax considerations or provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from those discussed herein.

This summary is not exhaustive of all possible Canadian federal income tax considerations applicable to a holder of Warrants or the underlying common stock. The income and other tax consequences of acquiring, holding and disposing of Warrants or the underlying common stock will vary according to the status of the holder, the province or provinces in which the holder resides or carries on business and, generally, the holder’s own particular circumstances. Accordingly, the following description of income tax matters is of a general nature only and is not intended to constitute advice to any particular holder.

Warrants Received by ExchangeCo Shareholders

The receipt of Warrants issued in this distribution as a result of a Canadian Holder’s ownership of Exchangeable Shares will be characterized as the receipt of a dividend-in-kind and will be a taxable dividend to such Canadian Holder. The amount of the dividend received by a Canadian Holder will be equal to the fair market value of the Warrant at the time of the distribution. The Company is of the view that the fair market value of a Warrant is nominal but such position is not binding on the CRA.

Where the Canadian Holder is an individual and receives the dividend as a result of ownership of Exchangeable Shares, the amount of such dividend will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations. Where the Canadian Holder is a corporation, the dividend will be included in computing its income and generally will be deductible in computing taxable income, unless the application of a specific anti-avoidance rule recharacterizes such dividend as a capital gain. Private corporations and certain other corporations controlled by or for the benefit of an individual or a related group of individuals generally will be liable to pay a 33 1/3% refundable tax on dividends under Part IV of the Tax Act. This tax will be refunded to the corporation at a rate of $1 for every $3 of taxable dividends paid while it is a private corporation.

Warrants Received by Holders of Common Stock

The receipt of Warrants issued in this distribution as a result of a Canadian Holder’s ownership of common stock will be characterized as the receipt of a dividend-in-kind and will be a taxable dividend to such Canadian Holder. Such dividends received by an individual holder of common stock must be included in income and will not be subject to the gross-up and dividend tax credit rules in the Tax Act. A Canadian Holder that is a corporation must include such dividends in computing its income and generally will not be entitled to deduct the amount of such dividends in computing its taxable income. A shareholder that is throughout the relevant taxation year a “Canadian-controlled private corporation”, as defined in the Tax Act, may be liable to pay an additional refundable tax of 6 2/3% on its “aggregate investment income” for the year which will include such dividends. United States non-resident withholding tax on such dividends received by Canadian residents will be generally eligible for foreign tax credit or deduction treatment, where applicable, under the Tax Act.

Exercise of Warrants

Warrants received by a Canadian Holder will have a cost to the holder for tax purposes equal to their fair market value at the time of the distribution, and will be averaged with the cost of all other such Warrants held as capital property at the time. A holder of a Warrant will not realize a gain or loss upon the exercise of such Warrant. The holder’s cost of common stock acquired by exercising the Warrants will be equal to the aggregate of the holder’s adjusted cost base of the Warrants exercised plus the exercise price paid for such common stock . The holder’s adjusted cost base of the common stock so acquired will be determined by averaging the cost of such common stock with the adjusted cost base (determined immediately before the acquisition of the common stock) of all other shares of common stock held as capital property by such holder at the time of acquisition.

In the event of the expiry of an unexercised Warrant, the holder will realize a capital loss equal to the holder’s adjusted cost base of such Warrant as discussed below.

Disposition of Warrants

On a disposition or deemed disposition of a Warrant (other than a disposition arising on the exercise or expiry of a Warrant), the holder thereof will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition of the Warrant exceed (or are less than) the aggregate of any reasonable costs of disposition and the adjusted cost base to the holder of the Warrant immediately before the disposition. The taxation of capital gains and capital losses is discussed below.

Disposition of Common Stock

A disposition or deemed disposition of common stock by a Canadian Holder will generally result in a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of such shares immediately before the disposition. The taxation of capital gains and capital losses is discussed below.

Taxation of Capital Gains and Capital Losses

One-half of any capital gain (a taxable capital gain) must be included in a Canadian Holder’s income for the year of disposition. One-half of any capital loss (an allowable capital loss) generally may be deducted by the Canadian Holder against taxable capital gains for the year of disposition. Any allowable capital losses in excess of taxable capital gains for the year of disposition generally may be carried back up to three taxation years or carried forward indefinitely and deducted against taxable capital gains in such other years to the extent and under the circumstances described in the Tax Act.

Capital gains realized by an individual or trust, other than certain specified trusts, may give rise to alternative minimum tax under the Tax Act.

A Canadian Holder that is, throughout the relevant taxation year, a “Canadian-controlled private corporation” as defined in the Tax Act, may be liable to pay, in addition to the tax otherwise payable under the Tax Act, a refundable tax of 6 2/3% of its “aggregate investment income” for the year which will include an amount in respect of taxable capital gains.

If a Canadian Holder is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of common stock may be reduced by the amount of dividends received or deemed to have been received by it on such common stock to the extent and under the circumstances prescribed by the Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns common stock. Canadian Holders to whom these rules may be relevant should consult their own tax advisors.

DESCRIPTION OF CAPITAL STOCK

The following is a summary description of the rights of our common stock and preferred stock and related provisions of our certificate of incorporation, as amended and our bylaws, as amended. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation, as amended, and our bylaws, as amended, and to the applicable provisions of Delaware law.

General

Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. Our common stock is listed on the NYSE under the trading symbol “MHR,” our 10.25% Series C Cumulative Perpetual Preferred Stock is listed on the NYSE Amex under the trading symbol “MHR.PrC,” and our 8.0% Series D Cumulative Preferred Stock is listed on the NYSE Amex under the trading symbol “MHR.PrD.” The transfer agent for our common stock and our preferred stock is American Stock Transfer & Trust Company, LLC. Its address is 16633 N. Dallas Parkway, Suite 600, Addison, Texas 75001, and its telephone number is (800) 937-5449 or (718) 921-8124.

Common Stock

Common Stock Outstanding.  As of October 18, 2011 there were 129,989,878 shares of our common stock issued and outstanding (including treasury shares). All shares of our common stock currently outstanding are fully paid and non-assessable.

Voting Rights.  Each holder of our common stock is entitled to one vote for each share held of record on the applicable record date on all matters submitted to a vote of stockholders. Except for the election of directors, which is determined by a plurality vote, or as otherwise may be provided by applicable law or the rules of the NYSE, all matters to be voted on by our stockholders must be approved by a majority in voting interest of the stockholders present in person or represented by proxy and entitled to vote. Holders of our common stock are not entitled to cumulate their votes in the election of directors. Each of the directors will be elected annually by our common stockholders voting as a single class.

Dividend Rights.  Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights or other preferences granted to the holders of any our outstanding preferred stock. We have not paid any cash dividends on our common stock since our inception and do not contemplate paying cash dividends on our common stock in the foreseeable future. Also, we are restricted from declaring or paying any cash dividends on our common stock under our senior credit facilities. It is anticipated that earnings, if any, will be retained for the future operation of our business. The declaration of any future dividends by us is within the discretion of our board of directors and will be dependent on our earnings, financial condition and capital requirements as well as any other factors deemed relevant by our board of directors.

Rights upon Liquidation.  In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of our common stock are entitled to share ratably, in all remaining assets available for distribution to stockholders after payment of or provision for our liabilities, subject to prior distribution rights of our preferred stock, if any, then outstanding.

Preemptive Rights.  Holders of our common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

Preferred Stock

As of October 18, 2011: (i) there were 4,000,000 shares of our authorized preferred stock designated as 10.25% Series C Cumulative Perpetual Preferred Stock, which we refer to in this offering circular as Series C Preferred Stock, of which 4,000,000 shares were issued and outstanding, (ii) there were 5,750,000 shares of our authorized preferred stock designated as 8.0% Series D Cumulative Preferred Stock, which we refer to in this offering circular as Series D Preferred Stock, of which 1,421,237 shares were issued and outstanding, and (iii) there was one authorized share of our Special Voting Preferred Stock, which was issued and outstanding.

Series C Preferred Stock

The rights, preferences, privileges and restrictions of shares of the Series C Preferred Stock have been fixed in a certificate of designation, which we refer to in this offering circular as the Series C Certificate of Designation, and the material provisions are described below. The following description of our Series C Preferred Stock is intended as a summary only and does not purport to be complete, and is qualified in its entirety by reference to the Series C Certificate of Designation, our certificate of incorporation, as amended, and our bylaws, as amended, and to applicable provisions of Delaware law.

Dividends.  Holders of the Series C Preferred Stock are entitled to receive, when and as declared by our board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends on the Series C Preferred Stock at a rate of 10.25% per annum of the $25.00 liquidation preference per share (equivalent to $2.5625 per annum per share). However, if any four consecutive or non-consecutive “Quarterly Dividend Defaults” (as described below) occur or if we fail to maintain the listing of the Series C Preferred Stock on the NYSE, the NYSE Amex or The NASDAQ Global, Global Select or Capital Market, or a comparable national securities exchange, each referred to in this offering circular as a national exchange, for 180 consecutive days, the dividend rate on the Series C Preferred Stock will increase to 12.50% per annum until such time as the dividend arrearage is eliminated or the Series C Preferred Stock becomes listed on a national exchange. Effective as of October 1, 2010, dividends became payable monthly in arrears on the last day of each month; provided that if such day falls on a national holiday or a weekend, such dividends will be due and payable on the next business day following such weekend or national holiday. A “Quarterly Dividend Default” occurs if we fail to pay cash dividends on the Series C Preferred Stock in full for any monthly dividend period within a calendar quarter, provided that only one Quarterly Dividend Default may occur during each calendar quarter and only four Quarterly Dividend Defaults may occur within a calendar year.

Voting Rights.  Holders of the Series C Preferred Stock generally have no voting rights. However, if any four consecutive or non-consecutive “Quarterly Dividend Defaults” occur or if we fail to maintain the listing of the Series C Preferred Stock on a national exchange for 180 consecutive days, the holders of the Series C Preferred Stock, voting separately as a class with holders of all other series of parity shares upon which like voting rights have been conferred and are exercisable, will have the right to elect two directors to serve on our board of directors in addition to those directors then serving on our board of directors until such time as the dividend arrearage is eliminated or the Series C Preferred Stock becomes listed on a national exchange. In addition, certain changes that would be materially adverse to the rights of holders of the Series C Preferred Stock cannot be made without the affirmative vote of holders of at least two-thirds of the outstanding shares of Series C Preferred Stock and all other shares of preferred stock similarly affected and entitled to vote, voting as a single class.

Redemption Rights.  The Series C Preferred Stock does not have any stated maturity date and is not subject to any sinking fund or mandatory redemption provisions, except under some circumstances upon a “Change of Ownership or Control” (as described below). Accordingly, the shares of Series C Preferred Stock will remain outstanding indefinitely unless we decide to redeem them or purchase all or a portion of the shares in the open market. We are not required to set aside funds to redeem the Series C Preferred Stock.

We may not redeem the Series C Preferred Stock prior to December 14, 2011, except pursuant to the special redemption upon a Change of Ownership or Control discussed below. On and after December 14, 2011, we may redeem the Series C Preferred Stock for cash at our option, from time to time, in whole or in part, at a redemption price of $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) up to the redemption date.

Following a “Change of Ownership or Control” (as such term is defined in the Series C Certificate of Designation) of us by a person, entity or group other than a “Qualifying Public Company” (as such term is defined in the Series C Certificate of Designation), we (or the acquiring entity) will be required to redeem the Series C Preferred Stock, in whole but not in part, within 90 days after the date on which the Change of Ownership or Control has occurred, for cash at the following price per share, plus accrued and unpaid dividends (whether or not earned or declared) up to the redemption date:

Redemption Date	Redemption Price

On or before December 14, 2011	$25.50
After December 14, 2011	$25.00

A Change of Ownership or Control of us by a Qualifying Public Company will not require a mandatory redemption of the Series C Preferred Stock, but such Qualifying Public Company will have the right for a period of 90 days after a Change of Ownership or Control to redeem the Series C Preferred Stock, in whole but not in part, pursuant to the special redemption provisions described above.

Liquidation Preference.  In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of the Series C Preferred Stock are entitled to receive, from the assets remaining after payment of liabilities, subject to the distribution rights of any parity shares or senior shares (as described below), but before any distribution of assets to the holders of our common stock or other junior shares (as described below), cash in an amount equal to $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) up to the distribution date.

Conversion Rights.  The Series C Preferred Stock is not convertible into or exchangeable for any stock or other securities or property of the Company.

Ranking.  The Series C Preferred Stock ranks (i) senior to our common stock and any other equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank junior to the Series C Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, referred to as “junior shares”; (ii) equal to any shares of equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank on par with the Series C Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such creation would require the affirmative vote of the holders of at least a majority of the outstanding shares of Series C Preferred Stock), referred to as “parity shares”; (iii) junior to all other equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to the Series C Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such creation would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock), referred to as “senior shares”; and (iv) junior to all our existing and future indebtedness.

Series D Preferred Stock

The rights, preferences, privileges and restrictions of shares of the Series D Preferred Stock have been fixed in a certificate of designation, which we refer to in this offering circular as the Series D Certificate of Designation, and the material provisions are described below. The following description of our Series D Preferred Stock is intended as a summary only and does not purport to be complete, and is qualified in its entirety by reference to the Series D Certificate of Designation, our certificate of incorporation, as amended, and our bylaws, as amended, and to applicable provisions of Delaware law.

Dividend Rights.  Holders of the Series D Preferred Stock will be entitled to receive, when and as declared by our board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends on the Series D Preferred Stock at a rate of 8.0% per annum of the $50.00 liquidation preference per share (equivalent to $4.00 per annum per share). However, under certain conditions relating to our non-payment of dividends on the Series D Preferred Stock or if the Series D Preferred Stock is no longer listed on a national exchange, the dividend rate on the Series D Preferred Stock may increase to 10.0% per annum, which we refer to as the “Penalty Rate.” Dividends will generally be payable monthly in arrears on the last day of each calendar month.

Dividends on the Series D Preferred Stock will accrue regardless of whether (i) the terms of our senior shares (as defined below) or our agreements, including our credit facilities, at any time prohibit the current payment of dividends; (ii) we have earnings; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are declared by our board of directors. All payments of dividends made to the holders of Series D

Preferred Stock will be credited against the previously accrued dividends on such shares of Series D Preferred Stock. We will credit any dividends paid on the Series D Preferred Stock first to the earliest accrued and unpaid dividend due. As described more fully under “Series D Ranking” below, the payment of dividends with respect to the Series D Preferred Stock is subordinate to any dividends to which holders of our Series C Preferred Stock are entitled.

Penalties as a Result of our Failure to Maintain a Listing on a National Exchange.  Once the Series D Preferred Stock is eligible for listing, if we fail to maintain a listing of the Series D Preferred Stock on the NYSE, the NYSE Amex or The NASDAQ Global, Global Select or Capital Market, or a comparable national exchange, each referred to as a national exchange, for 180 consecutive days, then (i) the annual dividend rate on the Series D Preferred Stock will be increased to the Penalty Rate on the 181st day, and (ii) the holders of Series D Preferred Stock, voting separately as a class with holders of all other series of parity preferred shares upon which like voting rights have been conferred and are exercisable, will have the right to elect two directors to serve on our board of directors in addition to those directors then serving on the board of directors. Such increased dividend rate and director service will continue for so long the Series D Preferred Stock is not listed on a national exchange.

Penalties as a Result of Failure to Pay Dividends.  If, at any time, there is a dividend default because cash dividends on the outstanding Series D Preferred Stock are accrued but not paid in full for any monthly dividend period within a quarterly period for a total of four consecutive or non-consecutive quarterly periods, then, until we have paid all accumulated and unpaid dividends on the shares of our Series D Preferred Stock in full: (i) the annual dividend rate on the Series D Preferred Stock will be increased to the Penalty Rate commencing on the first day after the fourth quarterly period in which a monthly payment is missed, (ii) if we do not pay dividends in cash, dividends on the Series D Preferred Stock, including all accrued but unpaid dividends, will be paid either (a) if our common stock is then listed on a national exchange, in the form of fully-tradable registered common stock of our Company (based on the weighted average daily trading price for the 10 business day period ending on the business day immediately preceding the payment) and cash in lieu of any fractional share, or (b) if our common stock is not then listed on a national exchange, in the form of additional shares of Series D Preferred Stock with a liquidation value equal to the amount of the dividend and cash in lieu of any fractional share, and (iii) the holders of Series D Preferred Stock, voting separately as a class with holders of all other series of parity preferred shares upon which like voting rights have been conferred and are exercisable, will have the right to elect two directors to serve on our board of directors, in addition to those directors then serving on our board of directors, until we have paid all dividends on the shares of our Series D Preferred Stock for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full. Once we have paid all accumulated and unpaid dividends in full and have paid cash dividends at the Penalty Rate in full for an additional two consecutive quarters the dividend rate will be restored to the stated rate and the foregoing provisions will not be applicable unless we again fail to pay a monthly dividend during any future quarter.

Optional Redemption.  We may not redeem the Series D Preferred Stock prior to March 21, 2014, except pursuant to the special redemption upon a Change of Ownership or Control discussed below. On and after March 21, 2014, we may redeem the Series D Preferred Stock for cash at our option, from time to time, in whole or in part, at a redemption price of $50.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) to the redemption date.

Special Redemption upon Change of Ownership or Control.  Following a “Change of Ownership or Control” of us by a person, entity or group, we (or the acquiring entity) will have the option to redeem the Series D Preferred Stock, in whole but not in part, within 90 days after the date on which the Change of Ownership or Control has occurred, for cash at the following price per share, plus accrued and unpaid dividends (whether or not declared), up to the redemption date:

Redemption Date	Redemption Price

Prior to March 20, 2012	$51.50
On or after March 20, 2012 and prior to March 20, 2013	$51.00
On or after March 20, 2013 and prior to March 20, 2014	$50.50
After March 20, 2014	$50.00

Series D Ranking.  The Series D Preferred Stock will rank: (i) senior to our common stock and any other equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank junior to such Series D Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, referred to as “junior shares”, (ii) equal to any shares of equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank on par with such Series D Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such creation would require the affirmative vote of the holders of at least a majority of the outstanding shares of Series D Preferred Stock), referred to as “parity shares”, (iii) junior to our existing Series C Preferred Stock, which has been fully issued, (iv) junior to all other equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to such Series D Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such creation would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series D Preferred Stock), referred to, together with the Series C Preferred Stock, as “senior shares”, and (v) junior to all our existing and future indebtedness.

Liquidation Preference.  If we liquidate, dissolve or wind up our operations, the holders of our Series D Preferred Stock will have the right to receive $50.00 per share, plus all accrued and unpaid dividends (whether or not earned or declared) to and including the date of payment, before any payments are made to the holders of our common stock and any other of our junior shares. The rights of the holders of the Series D Preferred Stock to receive the liquidation preference will be subject to the proportionate rights of holders of each other future series or class of parity shares and subordinate to the rights of senior shares, including the Series C Preferred Stock.

No Maturity or Mandatory Redemption.  The Series D Preferred Stock does not have any stated maturity date and will not be subject to any sinking fund or mandatory redemption provisions except for redemption at our option (or the option of the acquiring entity) under some circumstances upon a Change of Ownership or Control as described above or on or after March 21, 2014.

Voting Rights.  Holders of the Series D Preferred Stock will generally only be entitled to vote on the authorization or creation of shares on parity with or ranking senior to the Series D Preferred Stock, certain acquisitions and share exchange transactions and changes that would be materially adverse to the rights of holders of Series D Preferred Stock. However, if cash dividends on any outstanding Series D Preferred Stock have not been paid in full for any monthly dividend period for any four consecutive or non-consecutive quarterly periods, or if we fail to maintain the listing of the Series D Preferred Stock on a national exchange for at least 180 consecutive days after the Series D Preferred Stock becomes eligible for listing on a national exchange, the holders of the Series D Preferred Stock, voting separately as a class with holders of all other series of parity shares upon which like voting rights have been conferred and are exercisable, will have the right to elect two directors to serve on our board of directors in addition to those directors then serving on our board of directors until such time as the Series D Preferred Stock becomes listed on a national exchange or the dividend arrearage is eliminated.

No Conversion Rights.  The Series D Preferred Stock is not convertible into, or exchangeable for, any of our other property or securities.

Special Voting Preferred Stock

In connection with our recent acquisition of NuLoch Resources Inc. (now known as Williston Hunter Canada, Inc.), Exchangeco, our indirect wholly-owned Canadian subsidiary, issued Exchangeable Shares to certain former security holders of NuLoch Resources Inc. who were residents of Canada. Each Exchangeable Share is substantially the economic equivalent of a share of our common stock and is generally exchangeable on a one-for-one basis into shares of our common stock. In addition, to permit the holders of Exchangeable Shares to effectively cast votes along with holders of our common stock, we created and issued one share of Special Voting Preferred Stock, which we refer to as the Special Voting Preferred Stock, which was issued to a trustee appointed pursuant to a voting and exchange trust agreement between us, MHR Exchangeco Corporation and the trustee thereunder, which we refer to as the Trust Agreement.

The share of Special Voting Preferred Stock has a par value of $0.01 per share. Except as otherwise required by applicable law, the share of Special Voting Preferred Stock is entitled to a number of votes equal to the number of outstanding Exchangeable Shares as of the record date for determining our common stockholders entitled to vote at such meeting or in connection with any applicable consent that are not owned by us or our affiliates, and as to which the holder of the share of Special Voting Preferred Stock has received voting instructions from the holders of such Exchangeable Shares in accordance with the Trust Agreement on all matters submitted to a vote of our common stockholders, including the election of directors. The holder of the share of Special Voting Preferred Stock and the holders of our shares of common stock will vote together as a single class on all matters, except to the extent voting as a separate class is required by applicable law. The trustee will exercise the voting rights attached to the Special Voting Preferred Stock in accordance with the Trust Agreement. The holder of the share of Special Voting Preferred Stock will not be entitled to receive dividends from us and, in the event of our liquidation, dissolution or winding up, will not be entitled to receive any of our assets available for distribution to our common stockholders. At such time as the Special Voting Preferred Stock has no votes attached to it, the Special Voting Preferred Stock will be cancelled and retired without further action by us, our board of directors or our stockholders and without the payment of any consideration in exchange for such cancellation. The holder of the share of Special Voting Preferred Stock does not have any rights to convert such share into, or exchange such share for, shares of any other series or class of our capital stock or our other securities or property.

Other Series of Preferred Stock

Pursuant to our certificate of incorporation, as amended, our board of directors has the authority without further action by our stockholders to issue one or more additional series of preferred stock. Our board of directors has the authority to fix the number of shares of any series of preferred stock and to determine the designation of any such series. Our board of directors is also authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock. In addition, within the limitations or restrictions stated in any resolution or resolutions of our board of directors originally fixing the number of shares constituting any series, our board of directors has the authority to increase or decrease, but not below the number of shares of such series then outstanding, the number of shares of any series subsequent to the issue of shares of that series. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control without further action by our stockholders and may adversely affect the market price of, and the voting and other rights of the holders of, our common stock. These effects might include, among other things, restricting dividends on our common stock, diluting the voting power of our common stock or impairing the liquidation rights of our common stock.

Each time that we issue a new series of preferred stock, we will file with the Delaware Secretary of State a definitive certificate of designations, which will specify the terms of that new series. These terms will include:

•	the maximum number of shares;

•	the designation of the shares;

•	the annual dividend rate, if any, whether the dividend rate is fixed or variable, the date dividends will accrue, the dividend payment dates, and whether dividends will be cumulative;

•	the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;

•	the liquidation preference, if any, and any accumulated dividends upon liquidation, dissolution or winding up of our affairs;

•	any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund;

•	the terms and conditions, if any, for conversion or exchange of the shares of preferred stock into or for shares of any other class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, or any other securities, including debt securities, or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	any voting rights; and

•	any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

The shares of any series of preferred stock will be, when issued, fully paid and non-assessable. The holders of the preferred stock will not have preemptive rights.

Certain Charter and Bylaw Provisions

Certain provisions of Delaware law and our certificate of incorporation, as amended, and our bylaws, as amended, could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise and to remove our incumbent directors and officers. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us.

Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any stockholder who owns 15% or more of our outstanding voting stock (as well as affiliates and associates of such stockholders) for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board before the date the interested stockholder acquired the stock;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by various employee benefit plans or persons who are directors and also officers; or

•	on or after the date the stockholder acquired the stock, the business combination is approved by the board and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out, of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire the Company.

Certificate of Incorporation and Bylaws

In addition, some provisions of our certificate of incorporation, as amended, and bylaws, as amended, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might deem to be in the stockholders’ best interests. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

Authorized but Unissued Shares.  The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval, unless such approval is required by applicable law or listing rules of an applicable securities exchange or quotation system. These additional shares may be used for a variety of corporate purposes, such as for additional public offerings, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Amendment to Bylaws.  Our board of directors is authorized to make, alter or repeal our bylaws without further stockholder approval.

Advance Notice of Director Nominations and Matters to be Acted upon at Meetings.  Our bylaws contain advance notice requirements for nominations for directors to our board of directors and for proposing matters that can be acted upon by stockholders at stockholder meetings.

Call of Special Meetings of Stockholders.  Our bylaws provide that special meetings of stockholders may be called only by our chairman, by a majority of our board of directors, by our chief executive officer, by our president or by one or more stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon by Fulbright & Jaworski L.L.P., Dallas, Texas, as our counsel.

EXPERTS

The financial statements of Magnum Hunter Resources Corporation as of and for the years ended December 31, 2009 and December 31, 2010, incorporated into this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2010, as amended, have been audited by Hein & Associates LLP, an independent registered public accounting firm, as stated in its report, which is incorporated by reference herein and has been incorporated in reliance upon its authority as experts in accounting and auditing.

The financial statements of Magnum Hunter Resources Corporation as of and for the year ended December 31, 2008, incorporated into this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2010, as amended, have been audited by MaloneBailey, LLP, an independent registered public accounting firm, as stated in its report, which is incorporated by reference herein and has been incorporated in reliance upon its authority as experts in accounting and auditing.

The statement of revenues and direct operation expenses of the properties acquired from Quest Eastern Resources LLC and PostRock MidContinent Production, LLC as of and for the year ended December 31, 2009, incorporated by reference into this prospectus by reference from our Current Report on Form 8-K filed with the SEC on March 9, 2011, have been audited by UHY LLP, an independent registered public accounting firm, as stated in its report, which is incorporated by reference herein and has been incorporated in reliance upon its authority as an expert in accounting and auditing.

The financial statements of NGAS Resources, Inc. as of and for the years ended December 31, 2009 and December 31, 2010, incorporated into this prospectus by reference from our Current Report on Form 8-K filed with the SEC on March 9, 2011, have been audited by Hall, Kistler & Company LLP, an independent registered public accounting firm, as stated in its report, which is incorporated by reference herein and has been incorporated in reliance upon its authority as an expert in accounting and auditing.

The financial statements of NuLoch Resources Inc. as of and for the years ended December 31, 2009 and December 31, 2010, incorporated into this prospectus by reference from our Current Report on Form 8-K filed with the SEC on March 9, 2011, have been audited by KPMG LLP, independent auditors, as stated in its report, which is incorporated by reference herein and has been incorporated in reliance upon its authority as an expert in accounting and auditing.

Certain estimates of our proved oil and gas reserves incorporated by reference herein were based upon engineering reports prepared by Cawley, Gillespie & Associates, Inc., independent petroleum consultants. Certain estimates of NGAS Resources, Inc.’s proved oil and gas reserves incorporated by reference herein were based upon engineering reports prepared by Wright & Company, Inc., an independent petroleum consultant. Certain estimates of NuLoch Resources Inc.’s proved oil and gas reserves incorporated by reference herein were based upon engineering reports prepared by AJM Petroleum Consultants, an independent petroleum consultant. These estimates are incorporated by reference herein in reliance on the authority of such firms as experts in such matters.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is an important part of this prospectus and contains significant information about us, our business and our finances. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the information and documents listed below and any future filings we will make with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K):

•	Our Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 2010, including portions of our Proxy Statement for our 2011 Annual Meeting of Stockholders held on April 29, 2011 to the extent specifically incorporated by reference into such Form 10-K, as amended by Form 10-K/A;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011 filed with the SEC on May 9, 2011 and August 9, 2011;

•	our Current Reports on Form 8-K filed on January 5, 2011, January 18, 2011, January 19, 2011, January 25, 2011, January 31, 2011, February 1, 2011, March 2, 2011, March 9, 2011, March 16, 2011, March 17, 2011, March 21, 2011, March 28, 2011, April 12, 2011, April 13, 2011, April 14, 2011, May 3, 2011, May 5, 2011, May 9, 2011, May 10, 2011, May 13, 2011, June 2, 2011, June 21, 2011, July 19, 2011, August 5, 2011, August 18, 2011, August 19, 2011, August 22, 2011, September 12, 2011, October 3, 2011, October 4, 2011 and October 18, 2011 and our Current Reports on Form 8-K/A filed on March 2, 2011, March 16, 2011, April 28, 2011 and May 25, 2011;

•	the description of our common stock included in the Form 8-A filed on August 25, 2006, and any amendment or report filed with the SEC for the purpose of updating such description;

•	The description of our Series C Preferred Stock included in the Form 8-A filed on December 10, 2009, and any amendment or report filed with the SEC for the purpose of updating such description;

•	The description of our Series D Preferred Stock included in the Form 8-A filed on March 16, 2011, and any amendment or report filed with the SEC for the purpose of updating such description; and

•	all documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and prior to the termination of the offering, except as to any portion of any future report or document that is furnished to the SEC and which is not deemed “filed” with the SEC under such provisions.

You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to any of these reports, free of charge, on the SEC’s website.

In addition, we will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in this prospectus or any prospectus supplement or into such documents). Such requests may be directed to the Corporate Secretary, Magnum Hunter Resources Corporation, 777 Post Oak Boulevard, Suite 650, Houston, Texas 77056, or you may call (832) 369-6986.

In accordance with Section 412 of the Exchange Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

This prospectus is part of a registration statement we filed with the SEC. We have incorporated by reference exhibits into the registration statement. You should read the exhibits carefully for provisions that may be important to you.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in any prospectus supplement or in the documents incorporated by reference into the foregoing is accurate as of any date other than the date on the front of this prospectus or the date of the applicable prospectus supplement or other documents.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act of 1933, which we refer to as the Securities Act. Certain information in the registration statement has been omitted from this prospectus in accordance with the SEC’s rules and regulations. You should review the information and exhibits in the registration statement for further information about us and the securities that are being offered by this registration statement. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to those filings. You should review the complete document to evaluate these statements.

We are subject to the information requirements of the Exchange Act. In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by us are available to the public free of charge at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.magnumhunterresources.com. The information on our website is not incorporated by reference into this prospectus and you should not consider it part of this prospectus or any prospectus supplement. You may also read and copy any document we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, you may read our SEC filings at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	Other Expenses of Issuance and Distribution

Set forth below are the estimated expenses expected to be incurred by us in connection with the issuance and distribution of the securities registered hereby. We will pay all expenses related to the distribution of the Warrants and the shares our common stock issuable upon the exercise thereof. All such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission (the “SEC”).

Securities and Exchange Commission registration fee	$15,948
Transfer agent’s and trustee’s fees and expenses*	$20,000
Legal fees and expenses*	$50,000
Printing expenses*	$5,000
Accounting fees and expenses*	$10,000
Miscellaneous*	$10,000
TOTAL*	$110,948

*  Estimated solely for this item. Actual expenses may vary.

ITEM 15.	Indemnification of Directors and Officers

Delaware Corporation

As permitted by Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”), the certificate of incorporation of Magnum Hunter Resources Corporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director.

Our bylaws provide that:

•	we may indemnify our directors, officers, employees and agents to the fullest extent permitted by Delaware law; and

•	we may advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law.

Pursuant to Section 145(a) of the DGCL, we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of our company or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. Pursuant to Section 145(b) of the DGCL, the power to indemnify also applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit. Pursuant to Section 145(b), we shall not indemnify any person in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The power to indemnify under Sections 145(a) and (b) of the DGCL applies (i) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (ii) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The indemnification provisions contained in our bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, we maintain insurance on behalf of our directors and officers insuring them against certain liabilities that may be asserted against them in their capacities as directors or officers or arising out of such status.

ITEM 16.	Exhibits and Financial Statement Schedules

See the exhibit index, which is incorporated herein by reference.

ITEM 17.	Undertakings

The undersigned registrant hereby undertakes:

1.  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a.  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

b.  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

c.  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs 1(a), 1(b) and 1(c) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.  That, for the purpose of determining liability under the Securities Act to any purchaser:

a.  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

b.  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

5.  That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

6.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, in the State of Texas, on October 24, 2011.

MAGNUM HUNTER RESOURCES CORPORATION

By:	/s/ Gary C. Evans
Name:     Gary C. Evans
Title:       Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints each of Gary C. Evans and Ronald D. Ormand, severally, as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on the date indicated below. Each person listed below has signed this Registration Statement as an officer and/or director of Magnum Hunter Resources Corporation.

Signature	Title	Date

/s/ Gary C. Evans Gary C. Evans	Chairman of the Board and Chief Executive Officer	October 24, 2011

/s/ Ronald D. Ormand Ronald D. Ormand	Chief Financial Officer, Executive Vice President and Director	October 24, 2011

/s/ David S. Krueger David S. Krueger	Senior Vice President and Chief Accounting Officer	October 24, 2011

/s/ J. Raleigh Bailes, Sr. J. Raleigh Bailes, Sr.	Director	October 24, 2011

/s/ Victor Carrillo Victor Carrillo	Director	October 24, 2011

/s/ Brad Bynum Brad Bynum	Director	October 24, 2011

Signature	Title	Date

/s/ Stephen C. Hurley Stephen C. Hurley	Director	October 24, 2011

/s/ Joe L. McClaugherty Joe L. McClaugherty	Director	October 24, 2011

/s/ Steven A. Pfeifer Steven A. Pfeifer	Director	October 24, 2011

/s/ Jeff Swanson Jeff Swanson	Director	October 24, 2011

EXHIBIT INDEX

Exhibit
Number	Exhibit Title

2.1	Arrangement Agreement, dated as of January 19, 2011, by and among Magnum Hunter Resources Corporation, MHR Exchangeco Corporation and NuLoch Resources Inc. (incorporated by reference from Magnum Hunter Resources Corporation’s Current Report on Form 8-K filed on January 25, 2011)
2.2	Plan of Arrangement under Section 193 of the Business Corporations Act (Alberta) with respect to the Acquisition of NuLoch Resources Inc. by Magnum Hunter Resources Corporation (incorporated by reference from Magnum Hunter Resources Corporation’s Registration Statement on Form S-4 filed on April 8, 2011)
2.3	Arrangement Agreement, dated as of December 23, 2010, by and between Magnum Hunter Resources Corporation and NGAS Resources, Inc. (incorporated by reference from Magnum Hunter Resources Corporation’s Current Report on Form 8-K filed on December 30, 2010)
2.4	Purchase and Sale Agreement by and among Triad Hunter, LLC and Windsor Marcellus (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on April 12, 2011)
2.5	Purchase and Sale Agreement by and among Triad Hunter, LLC, Quest Eastern Resource LLC and PostRock Energy Corporation (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on June 21, 2011)
2.6	Purchase and Sale Agreement by and among Eagle Operating Inc., Williston Hunter ND, LLC and for the limited purposes set forth therein, Magnum Hunter Resources Corporation (incorporated by reference from the Registrant Current Report on Form 8-K filed on August 5, 2011)
4.1	Restated Certificate of Incorporation of the Registrant, filed February 13, 2002 (incorporated by reference from Petro Resources Corporation’s Registration Statement on Form SB-2 filed on March 21, 2006)
4.2	Certificate of Amendment of Certificate of Incorporation of the Registrant, filed May 8, 2003 (incorporated by reference from Petro Resources Corporation’s Registration Statement on Form SB-2 filed on March 21, 2006)
4.3	Certificate of Amendment of Certificate of Incorporation of the Registrant, filed June 6, 2005 (incorporated by reference from Petro Resources Corporation’s Registration Statement on Form SB-2 filed on March 21, 2006)
4.4	Certificate of Amendment of Certificate of Incorporation of the Registrant, filed July 18, 2007 (incorporated by reference from Petro Resources Corporation’s Quarterly Report on Form 10-QSB filed on August 14, 2007)
4.5	Certificate of Ownership and Merger Merging Magnum Hunter Resources Corporation with and into Petro Resources Corporation, filed July 13, 2009 (incorporated by reference from Magnum Hunter Resources Corporation’s Current Report on Form 8-K filed on July 14, 2009)
4.6	Certificate of Amendment of Certificate of Incorporation of the Registrant, filed November 3, 2010 (incorporated by reference from Magnum Hunter Resources Corporation’s Current Report on Form 8-K filed on November 2, 2010)
4.7	Certificate of Amendment of Certificate of Incorporation of the Registrant, filed May 9, 2011 (incorporated by reference from Magnum Hunter Resources Corporation’s Quarterly Report on Form 10-Q filed on May 9, 2011)
4.8	Amended and Restated Bylaws of the Registrant dated March 15, 2001 (incorporated by reference from Petro Resources Corporation’s Registration Statement on Form SB-2 filed on March 21, 2006)
4.9	Amendment to Bylaws of the Registrant dated April 14, 2006 (incorporated by reference from Petro Resources Corporation’s Amendment No. 1 to Registration Statement on Form SB-2 filed on June 9, 2006)
4.10	Amendment to Bylaws of the Registrant dated October 12, 2006 (incorporated by reference from Petro Resources Corporation’s Amendment No. 1 to Registration Statement on Form SB-2 filed on September 21, 2007)
4.11	Amendment to Bylaws of the Registrant effective May 26, 2011 (incorporated by reference from Magnum Hunter Resources Corporation’s Current Report on Form 8-K filed on June 2, 2011)
4.12	Certificate of Elimination of Series A Convertible Preferred Stock dated June 22, 2010 (incorporated by reference from Magnum Hunter Resources Corporation’s Current Report on Form 8-K filed on November 2, 2010)

Exhibit Index – Page 1

Exhibit
Number		Exhibit Title

4.13		Certificate of Elimination of Series B Redeemable Convertible Preferred Stock dated June 22, 2010 (incorporated by reference from Magnum Hunter Resources Corporation’s Current Report on Form 8-K filed on November 2, 2010)
4.14		Certificate of Designation of Rights and Preferences of 10.25% Series C Cumulative Perpetual Preferred Stock (incorporated by reference from Magnum Hunter Resources Corporation’s Current Report on Form 8-K filed on December 11, 2009)
4.15		Certificate of Amendment of Certificate of Designation of Rights and Preferences of 10.25% Series C Cumulative Perpetual Preferred Stock dated August 2, 2010 (incorporated by reference from Magnum Hunter Resources Corporation’s Quarterly Report on Form 10-Q filed on August 12, 2010)
4.16		Certificate of Amendment of Certificate of Designation of Rights and Preferences of 10.25% Series C Cumulative Perpetual Preferred Stock dated September 8, 2010 (incorporated by reference from Magnum Hunter Resources Corporation’s Current Report on Form 8-K filed on September 15, 2010)
4.17		Certificate of Designation of Rights and Preferences of 8.0% Series D Cumulative Preferred Stock, filed March 16, 2011 (incorporated by reference from Magnum Hunter Resources Corporation’s Current Report on Form 8-K filed on March 17, 2011)
4.18		Certificate of Designations, Preferences and Rights of the Special Voting Preferred Stock (incorporated by reference from Magnum Hunter Resources Corporation’s Current Report on Form 8-K filed on May 5, 2011)
4.19		Form of Certificate of Common Stock (incorporated by reference from Magnum Hunter Resources Corporation’s Annual Report on Form 10-K filed February 18, 2011)
4.20		Warrants Agreement dated October 13, 2011 by and between Mangum Hunter Resources Corporation and American Stock Transfer & Trust Company, as warrants agent (incorporated by reference from Magnum Hunter Resources Corporation’s Current Report on Form 8-K filed on October 18, 2011)
4.21		Form of Warrant Certificate (incorporated by reference from Magnum Hunter Resources Corporation’s Current Report on Form 8-K filed on October 18, 2011)
5	.1**	Opinion of Fulbright & Jaworski L.L.P. as to the legality of the securities being registered
23	.1**	Consent of Hein & Associates LLP, independent registered public accounting firm
23	.2**	Consent of MaloneBailey, LLP, independent registered public accounting firm
23	.3**	Consent of Hall, Kistler & Company LLP, independent registered public accounting firm
23	.4**	Consent of KPMG LLP, independent auditors
23	.5**	Consent of UHY LLP, independent registered public accounting firm
23	.6**	Consent of Cawley, Gillespie & Associates, Inc., independent petroleum consultants
23	.7**	Consent of Wright & Company, Inc., independent petroleum consultants
23	.8**	Consent of AJM Petroleum Consultants, independent petroleum consultants
23	.9**	Consent of Fulbright & Jaworski L.L.P. (contained in Exhibit 5.1 hereto)
24	.1**	Powers of Attorney (included in the signature pages hereto)

**  Filed herewith.

Exhibit Index – Page 2